UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant   ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

PCTEL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Wednesday, June 12, 2013

4:00 p.m.

To Our Stockholders:

The 2013 annual meeting of stockholders of PCTEL, Inc., a Delaware corporation, will be held on Wednesday, June 12, 2013 at 4:00 p.m. local time at our headquarters, located at 471 Brighton Drive, Bloomingdale, Illinois 60108 for the following purposes:

1.    The election of two Class II directors whose terms will expire at the 2016 annual meeting of stockholders;

2.    An advisory vote to approve the Company’s named executive officer compensation (“Say-on-Pay”);

3.    The ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013; and

4.    The transaction of such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice. Only stockholders of record at the close of business on April 17, 2013 are entitled to notice of and to vote at the meeting.

Pursuant to the rules promulgated by the Securities and Exchange Commission, we have elected to provide access to our proxy materials over the Internet. Accordingly, we will mail, on or about April 30, 2013, a Notice of Internet Availability of Proxy Materials to our stockholders of record and beneficial owners at the close of business on April 17, 2013. On the date of mailing of the Notice of Internet Availability of Proxy Materials, all stockholders and beneficial owners will have the ability to access all of the proxy materials on a website referred to in the Notice of Internet Availability of Proxy Materials. These proxy materials will be available free of charge.

All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to deliver your proxy by telephone or the Internet or to mark, sign, date and return the proxy card as promptly as possible. Any stockholder attending the meeting may vote in person even if he or she has previously returned a proxy.

Sincerely,

MARTIN H. SINGER
Chief Executive Officer and
Chairman of the Board of Directors

Bloomingdale, IL

April 30, 2013

YOUR VOTE IS IMPORTANT.

PLEASE SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE

BY FOLLOWING THE INSTRUCTIONS LOCATED ON THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS OR THE PROXY CARD.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on June 12, 2013: The Proxy Statement and Annual Report to Stockholders for the fiscal year ended December 31, 2012 are available electronically free of charge at http://www.proxyvote.com.

PCTEL, INC.

471 Brighton Drive

Bloomingdale, Illinois 60108

PROXY STATEMENT FOR THE

2013 ANNUAL MEETING OF THE STOCKHOLDERS

GENERAL INFORMATION

The Board of Directors of PCTEL, Inc. is soliciting proxies for the 2013 annual meeting of stockholders. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

Our Board of Directors has set April 17, 2013 as the record date for the meeting. Stockholders of record at the close of business on April 17, 2013 are entitled to vote at and attend the meeting, with each share entitled to one vote. There were 18,467,535 shares of our common stock outstanding on the record date. On the record date, the closing price of our common stock on the NASDAQ Global Market was $6.74 per share.

This proxy statement is made available on or about April 30, 2013 to stockholders entitled to vote at the meeting.

In this proxy statement:

•	“We”, “Company” and “PCTEL” mean PCTEL, Inc.

•	If you hold shares in “street name,” it means that your shares are held in an account at a brokerage firm, bank, broker dealer or other similar organization and record ownership is not in your name.

•	“SEC” means the Securities and Exchange Commission.

•

“Beneficial ownership” of stock is defined under various SEC rules in different ways for different purposes, but it generally means that, although you (or the person or entity in question) do not hold the shares of record in your name, you do have investment or voting control, and/or an economic or “pecuniary” interest, in the shares through an agreement, relationship or the like.

QUESTIONS AND ANSWERS

Q:	When and where is the stockholder meeting?

A:	Our annual meeting of stockholders is being held on Wednesday, June 12, 2013 at 4:00 p.m. local time at our headquarters, located at 471 Brighton Drive, Bloomingdale, Illinois 60108.

Q:	Why did I receive a “Notice Regarding the Availability of Proxy Materials”?

A:	We are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. By doing so, we save costs and reduce the environmental impact of our annual meeting. On or about April 30, 2013, we mailed a Notice Regarding the Availability of Proxy Materials (the “Notice of Availability”) to certain of our stockholders. The Notice of Availability contains instructions on how to access our proxy materials and vote online or how to vote in person or by mail. The Notice of Availability also contains a control number that you will need to vote your shares.

Q:	How do I request paper copies of the proxy materials?

A:	You may request, free of charge, paper copies of the proxy materials for the annual meeting by following the instructions listed on the Notice of Availability. In addition, we will provide you, free of charge, a copy of our Annual Report on Form 10-K, upon written request sent to PCTEL, Inc., 471 Brighton Drive, Bloomingdale, Illinois 60108, Attention: John W. Schoen, Corporate Secretary.

Q:	What information is included in this proxy statement?

A:	This proxy statement describes issues on which we would like you, as a stockholder, to vote. It also gives you information on these issues so that you can make an informed decision. This proxy statement also outlines the means by which can vote your shares.

Q:	How do proxies work?

A:	The Board is requesting your proxy. Giving your proxy means that you authorize the persons named as proxies therein (Martin H. Singer and John W. Schoen) to vote your shares at the annual meeting in the manner you specify in your proxy (or to exercise their discretion as described herein). If you hold your shares as a record holder and submit a proxy but do not specify how to vote on a proposal, the persons named as proxies will vote your shares in accordance with the Board’s recommendations. The Board has recommended that stockholders vote FOR the election of each of the director nominees listed in Proposal #1, FOR approval of the advisory vote to approve our named executive officer compensation in Proposal #2 and FOR ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013 in Proposal #3. Giving your proxy also means that you authorize the persons named as proxies to vote on any other matter properly presented at the annual meeting in such manner as they determine. We are not aware of any other matters to be presented at the annual meeting as of the date of this proxy statement.

Q:	What is the difference between holding shares as a beneficial owner in street name and as a stockholder of record?

A:	If your shares are held in street name through a broker, bank, trustee or other nominee, you are considered the beneficial owner of shares held in street name. As the beneficial owner, you have the right to direct your broker, bank, trustee or other nominee how to vote your shares.

If your shares are registered directly in your name, you are considered to be a stockholder of record with respect to those shares. As a stockholder of record, you have the right to grant your voting proxy directly to the Company or to a third party, or to vote in person at the annual meeting.

Q:	What am I voting on?

A:	You are being asked to vote on the following proposals:

•	The election of two Class II directors whose terms will expire at the 2016 annual meeting of stockholders (Proposal #1);

•	An advisory vote to approve named executive officer compensation (“Say-on-Pay”) (Proposal #2); and

•	The ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013 (Proposal #3).

Q:	How do I vote?

A:

If you are a stockholder of record, you may vote by proxy or in person at the annual meeting. If you received a paper copy of the proxy materials by mail, you may vote your shares by proxy by doing any one of the following: (1) by voting online at the Internet site address listed on your proxy card; (2) calling the toll-free number listed on your proxy card; or (3) mailing your signed and dated proxy card in the self-addressed envelope provided. If you received only the Notice of Availability by mail, you may vote your shares online at the Internet site address listed on your Notice of Availability or in person at the annual meeting. You may also request a paper copy of our proxy materials by following the procedures outlined above or in the Notice of Availability. Even if you plan to attend the annual meeting, we recommend that you vote by proxy prior to the annual meeting. You can always change your vote as described below.

If you hold your shares in street name, you should follow the voting instructions provided to you by the organization that holds your shares. If you hold your shares in street name and plan to attend the annual meeting and vote in person, you must bring a legal proxy from the stockholder of record indicating that you were the beneficial owner of the shares on the record date in order to vote in person.

Q:	What does it mean if I receive more than one Notice of Availability or set of proxy materials?

A:	You may receive more than one Notice of Availability or more than one paper copy of the proxy materials, depending on how you hold your shares. For example, if you hold your shares in more than one brokerage account, you may receive a separate Notice of Availability or a separate set of proxy materials for each brokerage account in which you hold your shares. To vote all of your shares by proxy, you must vote at the Internet site address listed on the Notice of Availability or your proxy card, call the toll-free number listed on your proxy card, or sign, date and return each proxy card that you receive.

Q:	What if I change my mind after I return my proxy?

A:	You may revoke your proxy (that is, cancel it) and change your vote at any time prior to the voting at the annual meeting by providing written notice to our Corporate Secretary at the following address: 471 Brighton Drive, Bloomingdale, Illinois 60108, Attention: John W. Schoen.

You may also do this by:

•	Signing and returning another proxy card card with a later date;

•	Voting in person at the meeting; or

•	Voting via the Internet or by telephone on a date after the date on your proxy (your latest proxy is counted).

Q:	What is a “broker non-vote”?

A:	Under the rules that govern brokers who have record ownership of shares that are held in “street name” for their clients (who are the beneficial owners of the shares), brokers have the discretion to vote such shares on routine matters (such as the ratification of the appointment of our independent registered public accounting firm, Proposal #3), but not on non-routine matters (such as the election of directors (Proposal #1) and the advisory vote to approve our named executive officer compensation (“Say-on-Pay”) (Proposal #2)) without specific instructions from their clients. The vote with respect to any non-routine matter is referred to as a “broker non-vote.” Thus, because the proposals to be acted upon at the meeting consist of both routine and non-routine matters, the broker may turn in a proxy card for uninstructed shares that vote FOR the routine matter, but expressly states that the broker is NOT voting on the non-routine matters. A broker non-vote may also occur with respect to routine matters if the broker expressly instructs on the proxy card that it is not voting on a certain matter.

Q:	How are broker non-votes counted?

A:	Broker non-votes are counted for the purpose of determining the presence or absence of a quorum, but are not counted for determining the number of votes cast for or against a proposal, whether such proposal is a routine or non-routine matter.

Q:	Will my shares be voted if I do not submit a proxy?

A:	Stockholders of record — If you are a stockholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the annual meeting.

Beneficial owners — If you hold your shares in street name, it is critical that you cast your vote if you want it to count in the election of directors (Proposal #1) and the advisory vote to approve our named executive officer compensation (“Say-on-Pay”) (Proposal #2), both of which are considered “non-routine” matters. If you do not provide the organization that holds your shares with specific voting instructions, under the rules of the NASDAQ, the organization that holds your shares cannot vote on non-routine matters. This is generally referred to as a “broker non-vote.” The organization that holds your shares will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of our independent registered public accounting firm (Proposal #3), which is considered a “routine” matter.

Q:	How do I attend the Annual Meeting?

A:	The 2013 annual meeting of stockholders will be held on Wednesday, June 12, 2013, at 471 Brighton Drive, Bloomingdale, Illinois 60108 at 4:00 p.m., local time.

Q:	How many votes can be cast at the meeting?

A:	As of the record date, 18,467,535 shares of PCTEL common stock were outstanding. Each outstanding share of common stock entitles the holder of such share to one vote on all matters covered in this proxy statement. Therefore, there are a maximum of 18,467,535 votes that may be cast at the meeting.

Q:	What is a “quorum”?

A:	A “quorum” is the number of shares that must be present, in person or by proxy, in order for business to be transacted at the meeting. The required quorum for the annual meeting is a majority of the shares outstanding on the record date. There must be a quorum present for the meeting to be held. All completed and signed proxy cards, Internet votes, telephone votes and votes cast by those stockholders who attend the annual meeting in person, whether representing a vote FOR, AGAINST, ABSTAIN, or a broker non-vote, will be counted toward the quorum.

Q:	What is the required vote for each of the proposals to pass?

A:	Election of the two director nominees under Proposal #1 requires the affirmative vote of the holders of a plurality of the common stock present, represented and entitled to vote at the annual meeting. Broker non-votes and proxies marked WITHHOLD AUTHORITY will not be counted toward the election of directors or toward the election of individual nominees and, thus, will have no effect other than that they will be counted for establishing a quorum.

The proposal to approve the resolution regarding our named executive officer compensation under Proposal #2 requires the affirmative vote of the holders of a majority of the common stock present, represented and entitled to vote at the annual meeting. Stockholders may vote FOR, AGAINST or ABSTAIN on Proposal #2. Broker non-votes will not be counted for the purposes of determining whether Proposal #2 has been approved. Abstentions will be counted as present and entitled to vote for purposes of Proposal #2 and, therefore, will have the same effect as a vote against Proposal #2.

The ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm under Proposal #3 requires the affirmative vote of the holders of a majority of the common stock present, represented and entitled to vote at the annual meeting. Stockholders may vote FOR, AGAINST or ABSTAIN on Proposal #3. Abstentions will be counted as present and entitled to vote for purposes of Proposal #3 and, therefore, will have the same effect as a vote against Proposal #3.

Q:	Who is soliciting my vote?

A:	PCTEL is making this proxy solicitation and will bear the entire cost of it, including the preparation, assembly, printing, posting and mailing of proxy materials. We may reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding these proxy materials to you. We expect Broadridge Financial Solutions, Inc. to tabulate the proxies and to act as the inspector of the election. In addition to this solicitation, proxies may be solicited by our directors, officers and other employees by telephone, the Internet or fax, in person or otherwise. None of these persons will receive any additional compensation for assisting in the solicitation.

Deadline for Receipt of Stockholder Proposals and Nominations for 2014 Annual Meeting of Stockholders

Stockholders are entitled to present proposals for action and director nominations at the 2014 annual meeting of stockholders only if they comply with applicable requirements of the proxy rules established by the SEC and the applicable provisions of our bylaws. Stockholders must ensure that such proposals and nominations are received by our Corporate Secretary at the following address: 471 Brighton Drive, Bloomingdale, Illinois 60108, Attention: John W. Schoen, on or prior to the deadline for receiving such proposals and nominations.

Proposals for the 2014 annual meeting of stockholders that are intended to be considered for inclusion in the proxy statement and form of proxy relating to such meeting must be received no later than December 31, 2013, and must comply with the procedures of Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”) and the provisions of our bylaws.

If a stockholder intends to submit a proposal or director nomination for consideration at our 2014 annual meeting of stockholders outside the procedures of Rule 14a-8 under the Exchange Act, the stockholder must comply with the requirements of our bylaws. We are not currently required to include such proposal or nomination in the proxy statement and form of proxy relating to such meeting. Our bylaws contain an advance notice provision that requires stockholders to submit a written notice containing certain information not less than 120 days prior to the date of our proxy statement for the previous year’s annual meeting of stockholders. For purposes of the 2014 annual meeting of stockholders, this means that such proposals or nominations must also be received by December 31, 2013. A copy of the relevant bylaw provision is available upon written request to our Corporate Secretary at the address provided above.

The accompanying proxy card grants the proxy holders discretionary authority to vote on any business raised at the annual meeting. If you fail to comply with the advance notice provisions set forth above in submitting a proposal or nomination for the 2014 annual meeting of stockholders, the proxy holders will be allowed to use their discretionary voting authority if such proposal or nomination is raised at that meeting.

SUMMARY OF PROPOSALS

The Board of Directors has included three proposals on the agenda for our 2013 annual meeting of stockholders. The following is a brief summary of the matters to be considered and voted upon by the stockholders.

Proposal #1: Election of Directors

The Company has a classified Board of Directors. Each director serves a three-year term. The first proposal on the agenda for the annual meeting is the election of two Class II directors to serve until the 2016 annual meeting of stockholders. The Board of Directors has nominated Carolyn Dolezal and Carl A. Thomsen to serve as the Class II directors. Additional information about the election of directors and a biography of each nominee begins on page 7.

The Board of Directors recommends a vote “FOR” each of the two nominees.

Proposal #2: Advisory Vote to Approve the Company’s Named Executive Officer Compensation (“Say-on-Pay”)

The Company is providing its stockholders with the opportunity to cast a non-binding advisory vote on the Company’s proposed compensation for the named executive officers, as described in this proxy, in accordance with SEC rules. The Company’s overall philosophy is to offer competitive compensation opportunities that enable the Company to attract, motivate and retain highly experienced executive officers who will provide leadership for the Company’s success and enhance stockholder value. The Company believes that its compensation for named executive officers, which includes short-term and long-term elements, fulfills this goal and is closely aligned with the long-term interests of its stockholders. More information about this proposal begins on page 12.

The Board of Directors recommends a vote “FOR” approval of the Company’s Named Executive Officer Compensation.

Proposal #3: Ratification of the appointment of the Independent Registered Public Accounting Firm

The third proposal on the agenda for the annual meeting is the ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013. More information about this proposal begins on page 13.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of Grant Thornton LLP as the independent registered public accounting firm.

Other Matters

Other than the proposals listed above, the Board of Directors does not currently intend to present any other matters to be voted on at the meeting. The Board of Directors is not currently aware of any other matters that will be presented by others for action at the meeting. However, if other matters are properly presented at the meeting and you have signed and returned your proxy card or voted on the Internet or by telephone, the proxies will have discretion to vote your shares on these matters to the extent authorized under the Exchange Act.

PROPOSAL #1

ELECTION OF DIRECTORS

Classification of Board of Directors

PCTEL has a classified Board of Directors currently consisting of three classes. At each annual meeting of stockholders, one class of directors is elected for a term of three years to succeed those directors whose terms expire on the annual meeting date. There are two Class I directors, Brian J. Jackman and John R. Sheehan, whose terms will expire at the 2015 annual meeting of stockholders. There are two Class II directors whose terms are expiring at this annual meeting of stockholders. Accordingly, the Board of Directors has nominated Carolyn Dolezal and Carl A. Thomsen to serve as Class II directors, as indicated in the section “Nominees” immediately below. There are three Class III directors, Steven D. Levy, Giacomo Marini, and Martin H. Singer, whose terms expire at the 2014 annual meeting of stockholders.

Nominees

On the recommendation of the Board of Directors, the nominees for election at the 2013 annual meeting of stockholders as Class II directors are Carolyn Dolezal and Carl A. Thomsen. If elected, Ms. Dolezal will commence serving as a director on June 12, 2013 and Mr. Thomsen will continue as a director until their terms expire at the annual meeting of stockholders in 2016.

The proxy holders may not vote the proxies for a greater number of persons than the number of nominees named. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the two Class II director nominees. In the event that any of the nominees is unable or declines to serve as a director at the time of the annual meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. We are not aware of any nominee who will be unable or will decline to serve as a director.

Vote Required and Board of Directors’ Recommendation

If a quorum is present and voting, the two nominees receiving the highest number of votes will be elected to the Board of Directors. Abstentions and “broker non-votes” are not counted in the election of directors.

The Board of Directors has unanimously approved the director nominees and recommends that stockholders vote “FOR” the election of the director nominees listed above.

Directors and Nominees

The following table sets forth certain information regarding the current directors and nominees for directors to be elected at the 2013 annual meeting of stockholders:

Name	Age	Position with PCTEL	Since
Class I directors whose terms will expire at the 2015 annual meeting of stockholders
Brian J. Jackman	72	Director	2002
John R. Sheehan	76	Director	2002
Class II director nominees to be elected at the 2013 annual meeting of stockholders whose terms will expire at the 2016 annual meeting of stockholders:
Carolyn Dolezal	51	Director	2013	*
Carl A. Thomsen	68	Director	2001
Class III directors whose terms will expire at the 2014 annual meeting of stockholders:
Steven D. Levy	56	Director	2006
Giacomo Marini	61	Director	1996
Martin H. Singer	61	Chief Executive Officer, Chairman of the Board	1999

*	If elected at the 2013 annual meeting of the shareholders.

Mr. Jackman has been a director since February 2002. He is currently the President of The Jackman Group, Inc., a management consulting company that he formed in 2005. In September 2001, Mr. Jackman retired from Tellabs, a communications company he had been with since 1982. Mr. Jackman served as President, Global Systems and Technology, and Executive Vice President of Tellabs since 1998 and as President of Tellabs Operations from 1993 to 1998. Prior to that, Mr. Jackman held various management positions in sales and marketing for IBM from 1965 to 1982. Commencing in January 2003, he joined the board of directors of Open Text, Inc., an enterprise content management solutions company, where he also currently serves on the Compensation Committee. Commencing January 2005 through December 2010, Mr. Jackman served on the board of directors of Keithley Instruments, a test and measurement equipment company. In total, Mr. Jackman has served on the boards of eight companies in the technology sector. In addition, Mr. Jackman served on the board of trustees of Gannon University from May 2001 to May 2010. Mr. Jackman holds a Bachelor of Arts degree in English literature from Gannon University in Erie, Pennsylvania and a Master degree in Business Administration from Penn State University. Mr. Jackman’s specific experience with a test and measurement equipment company as well as his extensive experience in sales, marketing and management functions with telecommunications and high tech companies, and his current and prior service on the board of directors of other companies, make him qualified to serve on the Company’s Board of Directors and as the Lead Independent Director.

Mr. Sheehan has been a director since October 2002. Beginning in 1996, Mr. Sheehan has owned and operated Two Rivers Associates, a business consulting firm specializing in business planning (i.e., strategy development and plan execution), process improvement and executive coaching. Also, since October 2001, Mr. Sheehan has served as a senior consultant in the London Perret Roche Group in Red Bank, New Jersey. He began his career at Bell Laboratories in 1962. In his 33 years at Bell Laboratories, Western Electric and AT&T, Mr. Sheehan worked in senior positions in development, manufacturing, strategic planning and general management of business units where he led the development and deployment of data communications equipment, digital switching system, and cellular telephone systems. Since leaving AT&T in 1996, Mr. Sheehan has held senior management positions, and served on the board of directors of two internet-based start-up companies. Among other duties, he was responsible for business development, business operations, and sales. Mr. Sheehan received a Bachelor of Science degree in Electrical Engineering from Drexel University in 1962 and a Master of

Science degree in Electrical Engineering from New York University in 1964. He also attended the University of Pennsylvania from 1966 to 1971. Mr. Sheehan’s extensive background in development, manufacturing and strategic planning and his educational training as an electrical engineer, enable him to evaluate the product development and operations of the Company. Mr. Sheehan’s participation in corporate governance programs and extensive experience in business planning, process improvement and strategy development qualify him to serve on the Company’s Board of Directors, as its Chairman of the Compensation Committee (beginning in June 2012), and as a member of the Nominating and Governance Committee.

Ms. Dolezal is the Executive Vice President and Chief Executive-Technology Industry Practice, and Chief Information Officer of SmithBucklin, Inc., a 100% employee-owned association management and professional services firm. Ms. Dolezal joined SmithBucklin in May 2009 and was appointed to serve as its Chief Information Officer in April 2010, where she led a transformation of the IT Services portfolio and delivery model. At SmithBucklin, Ms. Dolezal is responsible for all client management, service delivery, operations, new business and overall P&L for the Technology client organizations. Prior to SmithBucklin, from January 2007 to May 2009, Ms. Dolezal was President of SEI, LLC, a privately held company providing custom call center services to companies on a worldwide basis. Prior to SEI, from 1992 to 2007, Ms. Dolezal held a number of senior management positions at Motorola, Inc., among them, Senior Director, Public Service Solutions and Broadband Applications, Senior Director, Strategic Marketing and Business Operations, Acting General Manager: Senior Director, Marketing and Business Operations-Invisix, and Director, Marketing and Business Operations. Beginning in 2011, Ms. Dolezal has served on the Board of Directors of National Able Network, a non-profit company specializing in workforce development programming. In addition, commencing in 2001 and continuing to the present, Ms. Dolezal has served as a past member of the advisory board, and ongoing mentor serving in the mentoring program for women in business for MENTTIUM. Ms. Dolezal holds a Bachelor of Business Administration from the University of Wisconsin-Oshkosh, Oshkosh, Wisconsin, and a Master of Management: MBA in Finance, Marketing and Management Policy from Kellogg Graduate School of Management – Northwestern University in Evanston, Illinois. She has also, beginning in 2005, attended executive education programs at Northwestern University, including the Women Director Development Program, Services Marketing, Critical Issues in Non-Profit Governance, Change Management and Kellogg Executive Women’s Network seminars. Ms. Dolezal’s experience in growing businesses profitably, her multidisciplinary experience in product management, sales, information technology, operations, joint ventures and acquisitions, marketing, general management and human resources qualify her to serve on the Company’s Board of Directors.

Mr. Thomsen has been a director since March 2001. Mr. Thomsen served as Senior Vice President, Chief Financial Officer and Corporate Secretary at Stratex Networks, Inc. (now Aviat Networks, Inc.), a provider of wireless transmission solutions, from 1995 to 2007. At Stratex, Mr. Thomsen was responsible for worldwide financial reporting, legal and treasury functions, tax, IT, human resources and investor relations. From 1984 to 1995, Mr. Thomsen worked at Measurex Corporation, a process control systems company (now a part of Honeywell Corporation) where he served as Senior Vice President and Chief Financial Officer. From 1975 to 1983, Mr. Thomsen was employed by Ampex Corporation (now a part of Honeywell Corporation) in various senior financial positions. From May 2007 to April 2010, and beginning in April 2012 and continuing to the present, Mr. Thomsen serves as a member of the board of directors of the Cardiac Therapy Foundation of the Mid-Peninsula, a non-profit organization providing a cardiovascular wellness and rehabilitation program. From December 2009 through July 2010, Mr. Thomsen served as a member of the board of directors and the Audit Committee of SonicWALL, Inc., a developer of security solutions. Mr. Thomsen holds a Bachelor of Science degree in Business Administration from Valparaiso University and a Master degree in Business Administration from the University of Michigan. He is also a certified public accountant, with 40 years of financial experience in a variety of companies and as an auditor with a public accounting firm, having started his financial career with Arthur Andersen LLP, a public accounting firm. Mr. Thomsen’s experience as a certified public accountant and chief financial officer, his past responsibilities for worldwide financial reporting and other treasury, tax and investor relations matters, as well as his prior participation on two other boards of directors, particularly on the Audit Committee, make him qualified to serve as the Chairman of the Audit Committee of the Company’s Board of Directors.

Mr. Levy has been a director since March 2006. He served as a Managing Director and Global Head of Communications Technology Research at Lehman Brothers from July 1998 until September 2005. Before joining Lehman Brothers, Mr. Levy was a Director of Telecommunications Research at Salomon Brothers from March 1997 to July 1998, a Managing Director and Head of the Communications Research Team at Oppenheimer & Co. from July 1994 to March 1997, and a senior communications analyst at Hambrecht & Quist from July 1986 to July 1994. As a securities analyst for almost 20 years, Mr. Levy became proficient in analyzing business strategies and financial results, having evaluated well over 100 companies. Mr. Levy is currently a member of the board of directors and chairs both the compensation and governance committees of Allot Communications, a data communications provider for carriers, and also a member of the board of directors of privately held GENBAND Inc., an innovator of IP Infrastructure. From January 2006 to February 2010, he served on the board of directors of Zhone Technologies, Inc., a broadband technology company, and commencing September 2005 as a Board member of Tut Systems, Inc., a technology company providing advanced content processing and distribution products and system integration services, prior to its March 2007 acquisition by Motorola, Inc. In total, Mr. Levy has served on five boards of directors and has been a member of the Audit Committee of each company. Mr. Levy holds a Master degree in Business Administration and a Bachelor of Science degree in Materials Engineering from Rensselaer Polytechnic Institute. Mr. Levy provides a unique perspective to the Board of Directors, its Audit Committee, and to its Nominating and Governance Committee which he now chairs, as a result of his investment banking experience related to the telecommunications industry and his analytical skills. The Company benefits from his knowledge of financial markets, business strategies and competitive data analysis.

Mr. Marini has been a director since October 1996. Mr. Marini is the founder and Managing Director of Noventi Ventures, a Silicon Valley-based early stage technology venture capital firm begun in March 2002. He also serves as Chairman of Marini Investments, a private investment company, and as Chairman and interim Chief Executive Officer of Neato Robotics, a homecare robotics company. Mr. Marini also served as interim Chief Executive Officer of FutureTel, a digital video capture company, and as President and Chief Executive Officer of No Hands Software, an electronic publishing software company. Prior to this, Mr. Marini was the co-founder, Executive Vice President and Chief Operating Officer of Logitech, a computer peripherals company. Previously, he held technical and management positions with Olivetti and IBM. Over the last decade he has been primarily managing venture capital investments in technology companies. This activity entails evaluating business plans, making investment decisions, assisting management in the formulation and execution of operating plans and strategic plans involving all facets of company operations. It also includes continuous evaluation of the performance of management teams, directing management changes and helping in recruiting executives for portfolio companies. Further, it requires the identification, evaluation and execution of exit strategies, such as acquisitions by other companies or initial public offerings. He has directed investments in over 15 companies, some of which have been acquired by market leaders such as BEA Systems, Cisco, HP and Symantec. Prior to this, Mr. Marini has had extensive and broad operating experience. At Logitech International SA he managed engineering, operations and finance as the company grew from inception to over $200M in annual revenues, effected an initial public offering and expanded manufacturing and development in North America, Asia and Europe and sales presence in over 30 countries worldwide. At FutureTel (1998-1999) and No Hands Software (1993-1994) he managed rapid product development, decisive restructuring, new markets and product entries. He currently serves on the board of several private companies, including Ecrio Inc. since March 1999; Minerva Networks, Inc. beginning May 2003; Neato Robotics, Inc. since December 2006; Velomat S.r.l since April 2012, and Lumenergi, Inc. beginning August 2011. Other past board service included TES S.p.A. from September 1994 to January 2012; Aurora Algae, Inc. from January 2007 to August 2012; Cosmo Industrie S.p.A. from December 2007 to December 2011; and Windspire Energy, Inc. beginning December 2008 through March 2012. Mr. Marini holds a Computer Science “Laurea” degree from the University of Pisa, Italy. Overall, Mr. Marini brings experience with a wide variety of company situations both as a general management executive and as active board member and investor. These qualifications provide a solid basis for serving as a director, and member of the Audit Committee of a technology company, dealing with issues of growth, product and marketing strategy, international expansion and merger and acquisition activities.

Mr. Singer serves as the Company’s Chief Executive Officer and Chairman of the Board, a position he has held since October 2001. Prior to that, he served as the Company’s non-executive Chairman of the Board from February 2001 until October 2001, and he has been a director of the Company since August 1999. From December 1997 to August 2000, Mr. Singer served as President and Chief Executive Officer of SAFCO Technologies, a wireless communications company. He left SAFCO in August 2000 after its sale to Agilent Technologies. From September 1994 to December 1997, Mr. Singer served as Vice President and General Manager of the wireless access business development division for Motorola, Inc., a communications equipment company. Prior to this period, Mr. Singer held senior management and technical positions in Motorola, Tellabs, AT&T and Bell Labs. Mr. Singer holds a Bachelor of Arts degree in psychology from the University of Michigan, and a Master of Arts degree and Ph.D. in Experimental Psychology from Vanderbilt University. Mr. Singer served on the Standing Advisory Group for the Public Company Accounting Oversight Board and Advisory Board for the MMM program at Kellogg School of Business. He also served as the Co-chairman of the Midwest Council of TechAmerica (formerly AeA). From March 2009 until September 2010 he served on the board of directors of Westell Technologies, Inc., a leading provider of broadband products, gateways and conferencing services, and was Chair of Westell’s Compensation Committee. In 2006, Mr. Singer was appointed to the board of directors of ISCO International, a provider of spectrum conditioning solutions to wireless and cellular providers worldwide, where he also chaired the Compensation Committee until he left the board in 2007. In 2012, Mr. Singer was elected to the board of directors of Multiband Corporation, the nation’s largest DIRECTTV Master System Operator for Multiple Dwelling Units. Mr. Singer is a member of the Economic Club of Chicago and currently serves as co-chair of its Technology Nominating Committee. Recently, he served as a Commissioner on Illinois’ Economic Recovery Commission, appointed by Governor Quinn to that position. In March 2011, he was appointed by Governor Quinn to the Illinois Broadband Deployment Council. Mr. Singer has eight patents in telecommunications and is the author of several essays on the telecommunications industry and technology competitiveness. He was awarded the Martin Sandler Achievement Award by the American Israel Chamber of Commerce in 2007 and the Executive Leadership Award by the AeA (now the Midwest Council of TechAmerica) in 2008. Mr. Singer is a seasoned industry expert with strong knowledge of the Company’s business and technology. He provides expertise in business strategy, intellectual property, strategic alliances and business technology.

PROPOSAL #2

ADVISORY VOTE TO APPROVE THE COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION

(“SAY-ON-PAY”)

As required by Section 14A of the Exchange Act and related SEC rules, the Board of Directors is requesting that the stockholders approve, on an advisory basis, the following resolution relative to the compensation of the Company’s named executive officers:

“RESOLVED, that the stockholders hereby APPROVE the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and related narrative discussion disclosed in this proxy statement.

The compensation of the Company’s named executive officers is described in the Compensation Discussion and Analysis section of this proxy, including the compensation tables that accompany the narrative. The overall objectives of the executive compensation program is to provide incentives to motivate the Company’s executive officers and key managers to perform to the best of their abilities and to closely align their interests with those of the Company’s stockholders, with the objective of enhancing stockholder value and promoting long-term, sustainable growth. A significant portion of each named executive officers’ overall compensation is performance-based and tied to the achievement of defined goals, with short-term incentive payments made in cash and long-term incentive payments made in stock options.

The proposal to approve the resolution regarding the compensation of the Company’s named executive officers requires the affirmative vote of the holders of a majority of the common stock present, represented and entitled to vote at the annual meeting. Accordingly, broker non-votes will not be relevant to the outcome. Abstentions will be counted as being present and entitled to vote for purposes of Proposal #2 and, therefore, will have the same effect as a vote against Proposal #2. Because this vote is advisory, it will not be binding on the Compensation Committee or the Board of Directors. However, the Board of Directors and the Compensation Committee will carefully evaluate the voting results and take them into account when considering future executive compensation matters.

The Board of Directors unanimously recommends a vote “FOR” approval of the Company’s named executive officer compensation, as disclosed in this proxy statement.

PROPOSAL #3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Grant Thornton LLP, an independent registered public accounting firm, to audit the Company’s financial statements for the fiscal year ending December 31, 2013. This appointment is being presented to the stockholders for ratification at the 2013 annual meeting of stockholders.

Before selecting Grant Thornton LLP as the independent registered public accounting firm for the Company for fiscal year 2013, the Audit Committee carefully considered the firm’s qualifications as independent auditors. This included a review of the qualifications of the engagement team, the quality control procedures the firm has established and its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee’s review also included matters required to be considered under the SEC’s rules on auditor independence, including the nature and extent of non-audit services, to ensure that Grant Thornton LLP’s independence will not be impaired.

Grant Thornton LLP has been conducting independent audits of the Company’s financial statements since May 2006. Representatives of Grant Thornton LLP are expected to be present at the 2013 annual meeting of stockholders. They will have the opportunity to address the audience at the meeting, and will be available to answer appropriate questions from stockholders.

Summary of Fees

The following table summarizes the aggregate fees billed to the Company by Grant Thornton LLP for the Company’s 2012 and 2011 fiscal years:

Type of Fees	Fiscal Year 2012 ($)	Fiscal Year 2011 ($)
Audit Fees (1)	785,143	596,900
Audit-Related Fees (2)	237,019	28,630
All Other Fees (3)	750,702	24,710

Total Fees	1,772,864	650,240

(1)	Audit Fees — These are fees for professional services for fiscal years 2012 and 2011. The professional services provided included auditing the Company’s annual financial statements, reviewing the Company’s quarterly financial statements and other services that are normally provided in connection with statutory and regulatory filings or engagements. The increase in audit fees from 2011 to 2012 relates to additional audit procedures performed in connection with the TelWorx Acquisition (as defined in “Compensation Discussion and Analysis—Summary of 2012 Company Financial Performance and Compensation—2012 Company Financial Performance”), the implementation of a new enterprise resource planning system during the year, and the growth of the Company’s operations in China.

(2)	Audit-Related Fees — These are fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements that are not reported as “Audit Fees” above. For fiscal year 2012, $226,907 of the services relate to additional procedures performed in connection with the investigation of accounting irregularities within the Company’s PCTELWorx subsidiary. There were also services provided relating to auditing the Company’s 401(k) and profit sharing plan. For fiscal year 2011, services related to auditing the Company’s 401(k) and profit-sharing plan as well as services related to acquisitions were performed.

(3)	All Other Fees — These are fees for permissible services that do not fall within the above categories. The fees incurred in 2012 are primarily for consulting services related to the Company’s implementation of a new enterprise resource planning system (“ERP”) during the year. Additional fees related to ERP implementation are not anticipated in 2013. The fees in both years include payment for a portal, and in fiscal year 2011 the fees include advisory services related to the ERP.

Pre-Approval of Independent Auditor Services and Fees

The Audit Committee reviewed and pre-approved all audit and non-audit fees for services provided to the Company by Grant Thornton LLP and has determined that the firm’s provision of such services to the Company during fiscal year 2012 is compatible with and did not impair Grant Thornton LLP’s independence. It is the practice of the Audit Committee to consider and approve in advance all auditing and non-auditing services provided to the Company by the independent registered public accounting firm in accordance with the applicable requirements of the SEC.

Vote Required and Recommendation

Stockholder ratification of the selection of Grant Thornton LLP as the independent registered public accounting firm for the Company is not required by the Company’s bylaws or other applicable legal requirement. However, the Board of Directors is submitting the selection of Grant Thornton LLP to the stockholders for ratification as a matter of good corporate practice. The affirmative vote of the holders of a majority of the common stock present, represented and entitled to vote at the annual meeting, will constitute ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm under Proposal #2. Abstentions will be counted as present and entitled to vote for purposes of Proposal #2 and, therefore, will have the same effect as a vote against Proposal #2. Notwithstanding the selection by the Audit Committee of Grant Thornton LLP or stockholder ratification of that selection, the Audit Committee may direct the appointment of a new independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interest of the Company and the stockholders. If the selection of Grant Thornton LLP is not approved at the annual meeting, the Audit Committee will investigate the reason for the rejection and reconsider the appointment.

The Board of Directors recommends that stockholders vote “FOR” the ratification of Grant Thornton LLP as the Company’s independent registered public accounting firm.

CORPORATE GOVERNANCE

Board and Committee Meetings

The Board of Directors held a total of seven meetings during fiscal 2012, which includes one subcommittee meeting. The subcommittee was formed by the Board of Directors on an ad hoc basis and was comprised of two members. The subcommittee’s task was to assure that the final terms of an acquisition satisfied the conditions approved by the full Board of Directors and to give final approval of the transaction to management.

The Board of Directors currently has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. The members of each of the committees are listed in the table below. Each member of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee meets the applicable SEC and NASDAQ independence requirements. The Board of Directors has determined that Mr. Thomsen qualifies as an “audit committee financial expert” as defined under the rules and regulations of the SEC, and that all members of the Audit Committee meet the NASDAQ financial literacy requirements. During 2012, each of the directors attended at least 75% of the total number of meetings of the Board of Directors and any committee on which such director served.

Committee	Members During Fiscal 2012	Committee Functions	Date Current Written Charter Adopted	Meetings Held in Fiscal 2012
Audit	Carl A. Thomsen (Chair) Steven D. Levy Giacomo Marini	• Selects the independent auditors • Oversees the internal financial reporting and accounting controls • Consults with and reviews the services provided by independent auditors • Identifies high-risk behaviors that potentially imperil the underlying value of the Company	Originally adopted August 1999; last amended September 2010	8

Compensation	John R. Sheehan (Chair) Michael W. Davidson Brian J. Jackman	• Reviews and makes recommendations to the Board of Directors regarding the compensation and benefits of the Chief Executive Officer • Reviews and approves compensation and benefits of the other executive officers and key managers • Establishes and reviews general policies relating to the compensation and benefits of the employees • Balances the portion of executive compensation tied to achievement of performance goals with managing overall enterprise risk	Originally adopted August 1999; last amended March 2013	6

Nominating and Governance	Steven D. Levy (Chair) Brian J. Jackman John R. Sheehan	• Assists the Board of Directors in identifying and selecting prospective director nominees for the annual meeting of stockholders • Reviews and makes recommendations on matters regarding corporate governance, composition of the Board of Directors, evaluation and nominations, committees of the Board of Directors and conflicts of interest • Oversees and coordinates the risk management activities of the Company • Establishes, maintains and improves corporate governance guidelines	Originally adopted February 2004; last amended September 2010	4

A copy of each charter for the committees of the Board of Directors is available on the website located at www.pctel.com under the “About Us” menu in the “Corporate Governance” section under the caption “Essential Governance Documents.”

Board Leadership Structure

The Board of Directors believes that their familiarity with the Company, their insight into the industries in which the Company is engaged, and their knowledge of the challenges and opportunities arising in this evolving economy place the Board of Directors in the best position to determine the optimal leadership structure for the Company. The Board of Directors has determined that combining the roles of Chairman of the Board and Chief Executive Officer is the optimal structure for the Company at this time. Mr. Singer, who currently fills both roles, commenced his involvement with the Company as a Director on the Company’s Board in 1999, became the non-executive Chairman of the Board in February 2001, and subsequently became the Chief Executive Officer in October 2001. The Board of Directors believes that the stockholders are best served by Mr. Singer fulfilling both roles, thereby unifying the leadership and direction of the Board with the management of the Company, and enabling the Company to move decisively to meet challenges and maximize opportunities for growth. The Board of Directors maintains independent and effective oversight of the Company’s business through the strong leadership provided by the Lead Independent Director (as defined in the immediately succeeding paragraph) and the Board committees, and through the composition of the Board, with all directors other than the Chairman being independent directors.

Mr. Jackman is currently the lead independent director of the Board of Directors (“Lead Independent Director”). As Lead Independent Director, his principal responsibilities are (i) working with the Chairman and Chief Executive Officer and the other members of the Board of Directors to set the agenda for each meeting of the Board of Directors, (ii) serving as a liaison for communications between the Board of Directors and the Chief Executive Officer, (iii) acting as the chair for executive sessions held at regularly scheduled meetings of the Board of Directors, and (iv) consulting with the General Counsel regarding communications received from the stockholders.

Independence

Currently the Board of Directors has seven members. The Board of Directors has determined that the six non-employee directors are “independent directors” based on the NASDAQ and SEC standards for independence. Only independent directors may serve on the Audit, Compensation and Nominating and Governance Committees.

In determining the independence of the directors, the Board of Directors affirmatively determines whether a non-employee director has a relationship that would interfere with that director’s exercise of independent judgment in carrying out the responsibilities of being a director. In coming to that decision, the Board of Directors is informed of the NASDAQ and SEC rules that disqualify a person from being considered as independent, considers the responses to an annual questionnaire from each director, and reviews the applicable standards with each member of the Board of Directors.

Risk Management

While the executive officers of the Company are responsible for the day-to-day management of the material risks facing the Company, the Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its oversight role, the Board of Directors has the responsibility to determine whether the risk management processes designed and implemented by management are adequate and functioning as designed. The involvement of the full Board of Directors in setting the Company’s business strategy at least annually is a key part of its oversight of risk management, its assessment of management’s appetite for risk, and its determination of what constitutes an appropriate level of risk for the Company. The Board of Directors has assigned to the Nominating & Governance Committee the responsibility of working with Company management to identify, assess, and quantify risks facing the Company in order to create meaningful but cost-effective strategies to manage the Company’s most significant risks. The Nominating & Governance Committee updates the full Board of Directors at the quarterly Board meetings regarding its efforts to manage enterprise risks and reports extensively on these efforts at the joint annual meeting of the Audit and Compensation Committees. The Board also regularly receives updates from management regarding certain of the significant risks facing the Company, including litigation and various operating risks.

In addition to the Nominating & Governance Committee’s overall enterprise risk management efforts, each committee of the Board of Directors oversees certain aspects of enterprise risk management. For example, the Audit Committee is responsible for overseeing risk management of financial matters, financial reporting, the audit process, the adequacy of internal controls over financial reporting, and disclosure controls and procedures. The Compensation Committee oversees risks related to the compensation policies and practices. In its oversight, the Compensation Committee examines whether the compensation practice is consistent with the Compensation Committee’s responsibilities (as set forth in “Compensation Discussion and Analysis — Responsibilities of the Compensation Committee”) and its philosophy (as set forth in “Compensation Discussion and Analysis — Compensation Philosophy”) and is aligned with the Company’s goals and risk tolerance. In evaluating the compensation policies and practices, the Compensation Committee seeks advice from its independent compensation consultant. In addition to its role in working with management in the overall enterprise risk mitigation efforts, the Nominating and Governance Committee oversees governance related risks, such as board independence and conflicts of interest, as well as management and director succession planning. The committees report their findings to the full Board of Directors.

At its most recent joint meeting of the Audit and Compensation Committees, the members of both Committees examined each aspect of the Company’s executive compensation (as described in “Compensation Discussion and Analysis”) and concluded that that individually and collectively the executive compensation programs do not encourage high-risk behaviors that potentially imperil the underlying value of the Company and are not reasonably likely to have a material adverse effect on the Company. The NEOs (as identified in “Compensation Discussion and Analysis — Named Executive Officers”) and certain other executive officers attend Board of Directors and committee meetings as needed, and are available to address any questions or concerns raised by the Board on risk management-related matters.

Director Nomination Process

Stockholder Recommendation and Nominations.    It is the policy of the Nominating and Governance Committee to consider director candidates recommended by the stockholders holding on the date of submission of such recommendation at least 1% of the then-outstanding shares of PCTEL common stock continuously for at least 12 months prior to such date.

Stockholders desiring to recommend a candidate for election to the Board of Directors should send their recommendation in writing to the attention of the Corporate Secretary, at the Company’s office located at 471 Brighton Drive, Bloomingdale, Illinois 60108. This written recommendation must include the information and materials required by the bylaws as well as the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between the candidate and the Company within the last three years and evidence of the required ownership of PCTEL common stock by the recommending stockholder. A copy of the Company’s bylaws is available upon written request to the Corporate Secretary at the address provided above. For a description of the advance notice provision of the Company’s bylaws, see “Deadline for Receipt of Stockholder Proposals and Nominations for 2014 Annual Meeting of Stockholders” immediately following the “Questions and Answers” section above. Additional information regarding stockholder recommendations for director candidates is set forth in the document entitled “Nominating and Governance Committee Policies and Procedures for Director Candidates” available at www.pctel.com under the “About Us” menu in the “Corporate Governance” section under the caption “Essential Governance Documents.”

Identifying and Evaluating Nominees for Director. The Nominating and Governance Committee uses the following procedures for identifying and evaluating any individual recommended or offered for nomination to the Board of Directors:

•	The Committee considers candidates recommended by stockholders in the same manner as candidates recommended by other sources; and

•	The Committee considers the following factors in its evaluation of candidates:

-	The current size and composition of the Board of Directors;

-	The needs of the Board of Directors and its committees;

-	The candidate’s judgment, independence, character, integrity, age, education, area of expertise, knowledge of the communications industry, experience with businesses and other organizations of comparable size, diversity of experience, length of service and potential conflicts of interests; and

-	Other factors that the Committee considers appropriate.

The Nominating and Governance Committee requires the following minimum qualifications to be satisfied by any candidate recommended or offered for nomination to the Board of Directors:

•	The highest personal and professional ethics and integrity;

•	Proven achievement and competence in the candidate’s field and the ability to exercise sound business judgment;

•	Skills which are complementary to those of the existing Board of Directors;

•	The ability to assist and support senior management and make significant contributions to the Company’s success; and

•

An understanding of the fiduciary responsibilities which are required of a member of the Board of Directors and the commitment of time and energy necessary to diligently carry out those responsibilities.

Diversity

In addition to the qualifications set forth above, in evaluating the suitability of candidates for the Board of Directors, the Nominating and Governance Committee considers the diversity of the candidates, and of the Board of Directors as a whole, based on factors such as business background, experience and potential contributions to the Board of Directors. The Nominating and Governance Committee ensures that the Board of Directors is comprised of individuals with experience in industries that are complementary to the Company’s business and individuals with financial and accounting experience in order to bring diverse business experience, knowledge and perspectives to the Board of Directors.

Compensation of Directors

Cash and Stock Compensation.    In 2012, the non-employee directors received an annual cash retainer of $22,500 and shares of common stock equivalent to $35,000. The non-employee directors also received $1,500 per Board meeting attended (unless the Board meeting was conducted by teleconference, in which case directors received $1,000 for each telephonic meeting in which they participated) and $1,000 per committee meeting attended. In addition, the non-employee directors received the following additional shares of common stock:

•	the chair of the Audit Committee received shares of common stock equivalent to $10,000;

•	the chair of the Compensation Committee received shares of common stock equivalent to $10,000;

•	the chair of the Nominating and Governance Committee received shares of common stock equivalent to $7,000;

•	each other non-employee member of any of the foregoing committees received shares of common stock equivalent to $5,000; and

•	the Lead Independent Director received shares of common stock equivalent to $10,000.

All the grants of common stock to the non-employee directors, as described above, were awarded on the date of the annual meeting (i.e., June 11, 2012) and have no vesting period. The number of shares granted was based on the total dollar value divided by closing price of PCTEL common stock as presented by NASDAQ on the date of grant. In addition to the above-referenced grants, new non-employee directors receive a one-time grant of restricted shares equivalent to $50,000 based upon the closing price of PCTEL common stock as represented by NASDAQ as of the first date of service, which vest in equal annual installments over the director’s three-year initial term.

Deferred Compensation Plan and Deferred Stock Plan.    The Board of Directors has terminated, effective December 31, 2013, the Deferred Compensation Plan and Deferred Stock Plan, each of which was previously available to non-employee directors. The principal purpose of these plans was to provide retirement benefits and income tax deferral opportunities for the non-employee directors. The Board of Directors determined that the cost and administrative resources of the Company required to administer the Deferred Compensation Plan and the Deferred Stock Plan outweighed the benefit to the participants.

Reimbursements.    Each of the non-employee directors is reimbursed for all reasonable out of pocket expenses incurred in connection with his or her service on the Board of Directors.

Non-Employee Directors’ Compensation for the Fiscal Year Ended December 31, 2012

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	All Other Compensation ($)	Total ($)
Richard C. Alberding (2)	8,000	—	—	8,000
Michael W. Davidson (3)	35,500	39,996	903	76,399
Brian J. Jackman	40,500	54,996	—	95,496
Steven D. Levy	42,500	46,998	—	89,498
Giacomo Marini	39,500	39,996	—	79,496
John R. Sheehan	37,000	49,998	—	86,998
Carl A. Thomsen	37,500	44,994	—	82,494

(1)	The values shown reflect the fair market value of the award on the grant date. For a discussion of the valuation assumptions, see Note 11 to the Company’s consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2012.

(2)	Mr. Alberding resigned effective June 11, 2012.

(3)	Mr. Davidson’s term as a director expires at the annual meeting. Mr. Davidson received $903.09 in dividends on his unvested common stock award.

Director Stock Ownership Guidelines

The Board of Directors believes that ownership of PCTEL common stock by directors demonstrates to the stockholders their commitment to the Company and optimism for its future. Accordingly, in September 2011, the Board of Directors adopted a policy that requires each director to achieve ownership of PCTEL common stock with a value equal to three times the annual cash retainer paid by the Company to the Directors for their service on the Board. The directors serving on the Board of Directors at the time of the adoption of the Director Stock

Ownership Guidelines (“Guidelines”) have three years (i.e., September 2014) to achieve compliance with the Guidelines, and directors joining the Board of Directors after adoption of the Guidelines have five years from their inception to achieve compliance. All of the Directors to whom the September 2014 deadline for compliance applies have already achieved compliance with the Guidelines.

Stockholder Communications with the Board of Directors

Stockholders who wish to communicate directly with the independent directors may do so by sending an e-mail message to the Senior Vice President and General Counsel at general.counsel@pctel.com. The General Counsel monitors these communications, consults with the current Lead Independent Director, and provides a summary of messages received to the Board of Directors at its regularly scheduled meetings. Where the nature of the communication warrants, the General Counsel may obtain more immediate attention of the matter from the appropriate committee, Lead Independent Director, independent advisors, or management. The General Counsel, in consultation with the Lead Independent Director, may decide whether a response to any stockholder communication is necessary.

Attendance at the Annual Meeting of Stockholders

All directors are welcome to attend the 2013 annual meeting of stockholders. At the 2012 annual meeting of stockholders, Messrs. Alberding, Davidson, Jackman, Levy, Sheehan, Singer, and Thomsen were in attendance.

Code of Ethics

The Code of Ethics and Business Conduct (the “Code of Ethics”) applies to all employees and directors of the Company and its subsidiaries. The Code of Ethics, which provides guidance and standards for maintaining ethical behavior, requires that employees and directors comply with applicable laws and regulations, and prohibits conflicts of interests. The Company also has made available an ethics hotline for anonymously reporting violations of the Company’s policies and procedures. The Code of Ethics is posted on the Company’s website at www.pctel.com under the “About Us” menu in the “Corporate Governance” section under the caption “Essential Governance Documents.” Any approved revisions to the Code of Ethics will be posted on the Company’s website.

Compensation Committee Interlocks and Insider Participation

During 2012, none of Messrs. Alberding, Davidson, Jackman or Sheehan was an officer or employee of the Company while serving as a member of the Compensation Committee. In addition, no executive officer of the Company served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Board of Directors or Compensation Committee.

Under the Company’s insider trading policy insiders are prohibited from trading in PCTEL common stock while in possession of material non-public information. To obviate the possibility of hedging the economic risk of ownership, this prohibition extends to trading in derivative securities of the Company, including any put or call options.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of PCTEL common stock as of April 17, 2013 by:

•	Each stockholder known by PCTEL to beneficially own more than 5% of PCTEL common stock;

•	Each PCTEL director, including director nominees;

•	Each Section 16 reporting officer; and

•	All of PCTEL’s directors and Section 16 reporting officers as a group, including director nominees.

Beneficial ownership is determined based on the rules of the SEC. Percent of beneficial ownership is based upon 18,467,535 shares of PCTEL common stock outstanding as of April 17, 2013. In addition, options for shares of PCTEL common stock that are exercisable as of April 17, 2013 or will become exercisable on or before June 16, 2013 (60 days subsequent to April 17) are treated as outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage ownership of such person and are listed below under the “Shares Underlying Options” column, but those option shares are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the Company believes that the stockholders listed below have sole voting or investment power with respect to all shares listed beside each stockholder’s name, subject to applicable community property laws.

Shares Outstanding as of 4/17/2013	18,467,535
Beneficial Owners	Number of Shares Beneficially Owned	Number of Shares Underlying Options	Total Shares Beneficially Owned		Percent of Shares Beneficially Owned (%)
5% Stockholders
BlackRock Fund Advisors 40 East 52nd Street New York, NY 10022(1)	1,617,121	—	1,617,121		8.76%
Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746(2)	1,565,464	—	1,565,464		8.48%
AWM Investment Co., Inc. C/O Marxe and Greenhouse 527 Madison Avenue, Suite 2600 New York, NY 10022(3)	1,131,293	—	1,131,293		6.13%
Royce & Associates LLC 745 Fifth Avenue New York, NY 10151(4)	1,039,692	—	1,039,692		5.63%
Directors and Section 16 Officers
Martin H. Singer(5)	463,918	262,000	725,918		3.88%
John W. Schoen(6)	192,901	—	192,901		1.04%
Varda A. Goldman(7)	94,070	—	94,070	*	*
Anthony Kobrinetz	66,217	—	66,217	*	*
Jeffrey A. Miller	116,800	26,000	142,800	*	*
David A. Neumann	41,458	—	41,458	*	*
Michael W. Davidson	8,210	—	8,210	*	*
Brian J. Jackman	7,816	50,000	57,816	*	*
Steven D. Levy	27,999	35,000	62,999	*	*
Giacomo Marini(8)	25,499	50,000	75,499	*	*
John R. Sheehan(9)	11,003	50,000	61,003	*	*
Carl A. Thomsen(10)	11,734	50,000	61,734	*	*

All directors, director nominees and current Section 16 officers as a group (12 persons)	1,067,625	523,000	1,590,625		8.38%

(1)	Information with respect to the number of shares of PCTEL common stock beneficially owned is based solely on the Schedule 13G/A filed with the SEC by BlackRock, Inc. (“BlackRock”) on February 4, 2013. BlackRock possesses sole dispositive control and voting power over such shares. The Schedule 13G/A filed by BlackRock contained information as of December 31, 2012 and may not reflect its current holdings of PCTEL common stock.

(2)	Information with respect to the number of shares of PCTEL common stock beneficially owned is solely based on the Schedule13G/A filed with the SEC by Dimensional Fund Advisors LP (“Dimensional”) on February 8, 2013. According to such Schedule 13G/A, Dimensional, in its capacity as an investment adviser, possesses sole dispositive control over all such shares and sole voting power over 1,623,913 of shares, which are held of record by its clients. Dimensional disclaims beneficial ownership of all such shares. The Schedule 13G/A filed by Dimensional contained information as of December 31, 2012 and may not reflect its current holdings of PCTEL common stock.

(3)	Information with respect to the number of shares of PCTEL common stock beneficially owned is based solely on the Schedule 13G/A filed with the SEC by Austin W. Marxe and David M. Greenhouse on February 12, 2010, the most recent filing. According to such Schedule 13G/A, Mr. Marxe and Mr. Greenhouse share sole voting and investment power with respect to such shares. Mr. Marxe and Mr. Greenhouse are the controlling principals of AWM Investment Company, Inc. (“AWM”), which is the general partner of and investment adviser to Special Situations Cayman Fund, LP (“SS Cayman”). AWM also serves as the general partner of MGP Advisers Limited Partnership, which is the general partner of Special Situations Fund III QP, LP (“SSFQP”), Mr. Marxe and Mr. Greenhouse are also members of SST Advisers, LLC, which is the general partner of Special Situations Technology Fund, LP (“SS Technology”) and the Special Situations Technology Fund II, LP (“SS Tech II”), AWM also serves as the investment adviser to SSFQP, SS Technology, and SS Tech II. Of the 1,131,293 shares of common stock, 121,129 are owned by SS Cayman, 712,564 shares are owned by SSFQP, 67,568 shares are owned by SS Technology, and 230,032 are owned by SS Tech II. The Schedule 13G/A filed by Mr. Marxe and Mr. Greenhouse contained information as of December 31, 2009 and may not reflect its current holdings of PCTEL common stock.

(4)	Information with respect to the number of shares of PCTEL common stock beneficially owned is based solely on the Schedule 13G/A filed with the SEC by Royce & Associates LLC (“R&A”) on January 17, 2013. R&A, in its capacity as an investment adviser, possesses sole dispositive control and voting power over such shares. The Schedule 13G/A filed by R&A contained information as of December 31, 2012 and may not reflect its current holdings of PCTEL common stock.

(5)	Includes 340,870 shares of PCTEL common stock held by the Martin H. Singer Revocable Trust, 14,200 shares of PCTEL common stock held by the Andrea F. Singer Revocable Trust.

(6)	Includes 115,000 shares of PCTEL common stock held by the Denise F. Schoen Family Trust, 41,275 shares of PCTEL common stock held by the John W. Schoen III Living Trust.

(7)	Includes 70,904 shares of PCTEL common stock held by the Varda A. Goldman, Trust Account.

(8)	Includes 25,299 shares of PCTEL common stock held by the Giacomo Marini Trust.

(9)	Includes 3,773 shares of PCTEL common stock held by Two Rivers Associates LLC (“Two Rivers”). Mr. Sheehan is the managing partner of Two Rivers.

(10)	Includes 11,734 shares of PCTEL common stock held by the Thomsen Family Trust.

COMPENSATION DISCUSSION AND ANALYSIS

Named Executive Officers

The purpose of this Compensation Discussion and Analysis is to discuss material information relating to compensation awarded to the following individuals, who have been identified by the Compensation Committee as the Company’s “Named Executive Officers” or “NEOs” for the fiscal year ended December 31, 2012:

Name	Title

Martin H. Singer	Chairman of the Board and Chief Executive Officer

John W. Schoen	Chief Financial Officer and Corporate Secretary

Varda A. Goldman	Senior Vice President and General Counsel

Anthony Kobrinetz	Senior Vice President, Chief Information and Technology Officer; and Chief Operating Officer-Connected Solutions

Jeffrey A. Miller	President-Connected Solutions

Because Mr. Singer is the Chairman of the Board in addition to his role as Chief Executive Officer (“CEO”), his biographical information is included under Proposal #1 Election of Directors — Directors and Nominees.”

Mr. John W. Schoen, 57, has been the Company’s Chief Financial Officer and Secretary since November 2001. Prior to that, Mr. Schoen was a Business Development Manager at Agilent Technologies, Inc. from July 2000 to November 2001. From May 1999 to July 2000, Mr. Schoen served as Chief Operating Officer and Chief Financial Officer of SAFCO Technologies, Inc. before its acquisition by Agilent Technologies Inc. Prior to this period, Mr. Schoen held various financial positions for over 19 years in Motorola, Inc., including Controller of its Wireless Access and Business Development within Motorola’s Cellular Infrastructure Group. Mr. Schoen received a Bachelor of Science in Accounting from DePaul University and is a Certified Public Accountant.

Mrs. Varda A. Goldman, 63, was promoted to Senior Vice President and General Counsel in December 2012. Prior to her promotion, she served as Vice President and General Counsel since joining PCTEL in December 2002. Before joining PCTEL, Mrs. Goldman served as a vice president of legal services for Motorola’s Commercial Government and Industrial Solutions Sector (CGISS). She also served as vice president and lead counsel for Motorola’s Cellular Infrastructure Group (CIG) during its growth from $500 million to $4.5 billion in revenue. Mrs. Goldman began her career at Motorola in 1977 supporting the automotive and electronics group. She received her undergraduate and law degrees at Northwestern University and DePaul University College of Law, respectively.

Mr. Anthony Kobrinetz, 61, was promoted to Senior Vice President, Chief Information Officer and Chief Technology Officer for the Company and Chief Operating Officer of the Connected Solutions segment of the Company in December 2012. Prior to his promotion, Mr. Kobrinetz served as the Vice President, Technology and Operations, since he joined the Company in April 2010. Before joining PCTEL, Mr. Kobrinetz was responsible for leading Motorola’s entrée into broadband wireless access with particular focus on the development of WiMAX products and services. Previously, as the General Manager (and Business Founder) of the Canopy business for Motorola, he successfully transitioned the wireless broadband technology incubator into a commercial business with product development, operations, sales and marketing. Mr. Kobrinetz also served as general manager for the Advanced Products Division that designed and manufactured the first digital infrastructure platform that Motorola produced for the Japanese cellular infrastructure market. As a seasoned technology and business professional, Mr. Kobrinetz has devoted over 35 years to the shaping of mobile telephony, wireless local area networks, cellular telecommunications and telematics. He has held executive-level positions in product development, supply chain and system implementation of innovative communications equipment. Other key accomplishments include the development of a private wireless data network in the United States as well as the pioneering of a wireless local area network at 18 GHz. Mr. Kobrinetz holds numerous patents in communication components and systems. He earned a Bachelor of Science from the University of Illinois at Chicago and a Master of Business Administration from Loyola University in Chicago.

Mr. Jeffrey A. Miller, 57, was promoted to President of the Connected Solutions segment of the Company in December 2012. Prior to his promotion, Mr. Miller served as the Senior Vice President, Sales and Marketing of the Company since April 2010. From October 2006 until April, 2010, Mr. Miller was Vice President and General Manager of the Company’s Antenna Products Group. From November 2001, when he joined PCTEL, until October of 2006, Mr. Miller served in a number of roles, from Vice President of Engineering through leadership roles in product management, new technology and global sales. Prior to joining PCTEL, Mr. Miller was Functional Manager of Wireless Optimization Products, Wireless Network Test Division of Agilent Technologies Inc. from July 2000 to November 2001. From January 1998 to July 2000, Mr. Miller served as Vice President of Engineering of SAFCO Technologies, Inc. and led its Test and Measurement Group before its acquisition by Agilent Technologies Inc. From September 1992 to January 1998, Mr. Miller was a Principal Consultant with Malcolm, Miller & Associates providing consulting services to wireless network operators and infrastructure suppliers. From 1978 through September of 1992, Mr. Miller held various technical and management positions at Motorola, Inc.‘s Cellular Infrastructure Group. Mr. Miller received a Bachelor of Science in Computer Science from University of Illinois.

Overview of the Compensation Committee

The Compensation Committee of the Board of Directors was formed in March 2000 and currently consists of Messrs. Davidson, Jackman and Sheehan, each of whom is an independent, non-employee director of the Company. The Compensation Committee reviews its charter on an annual basis and has modified it from time to time, most recently in March 2013, to clarify the philosophy and responsibilities of the Compensation Committee and comply with the NASDAQ listing rules related to Compensation Committees. The charter of the Compensation Committee is located on the Company’s website (www.pctel.com) under the “About Us” menu in the “Corporate Governance” section under the caption “Essential Governance Documents.”

The Compensation Committee meets at regularly-scheduled quarterly meetings and from time-to-time between quarterly meetings in order to address matters that fall within the Compensation Committee’s responsibilities as set forth in “Responsibilities of the Compensation Committee” below. Minutes are recorded of all Compensation Committee meetings. The Compensation Committee reports to the Board of Directors regarding recommendations of the Compensation Committee and actions taken by the Compensation Committee pursuant to delegated authority. The Compensation Committee met a total of six times in 2012, including a session with the Audit Committee.

Compensation Philosophy

The Compensation Committee’s philosophy in setting compensation policies for the CEO, the other NEOs and the other Vice Presidents (collectively referred to as “executive officers”) and the employees designated as key managers by the CEO based upon their responsibilities and performance (hereinafter referred to as “key managers”) is the following:

•

To closely align the interests of the executive officers and key managers with those of the Company’s stockholders with the objective of enhancing stockholder value and promoting long-term, sustainable growth;

•	To attract and retain the best available personnel for positions of substantial responsibility with the Company;

•

To provide incentives to motivate the executive officers and key managers to perform to the best of their abilities for the Company through increased rewards for superior individual and corporate performance;

•	To promote the success of the Company’s business while minimizing the opportunity for high-risk behaviors that potentially imperil the underlying value of the Company; and

•	To embrace an appropriate balance of work and family life.

It is the Compensation Committee’s practice to review at least annually all components of compensation for the executive officers and key managers to ensure that the amount and structure of total compensation for each is consistent with its compensation philosophies and objectives. Internal pay equity among the executive officers and key managers is also a factor in the Committee’s assessment of total compensation. With these considerations in mind, the general strategy of the Compensation Committee has been to (i) target executive compensation at a level between the median and the 75th percentile of total direct compensation in reference to a peer group of publicly-traded companies and in accordance with other competitive market information in order to attract high-performing executives and key managers who also have opportunities with larger multinational companies, (ii) establish a strong correlation between the level of compensation and the financial performance of the Company compared against its peer group and other companies, and (iii) create incentives that closely align executive compensation with long-term interests of our stockholders.

Responsibilities of the Compensation Committee

Acting on behalf of the Board of Directors, the Compensation Committee’s responsibilities are outlined in its charter and include the following:

1.	Providing guidance with respect to general compensation goals and philosophies for the Company’s employees at all levels, including general performance and measurement guidelines for the determination of bonuses and other forms of incentive compensation;

2.	Balancing the portion of executive compensation at risk and tied to achievement of financial, corporate and functional performance goals established by the Board of Directors with overall enterprise risk;

3.	Reviewing and making recommendations to the Board of Directors with respect to the compensation of the CEO, including relevant corporate goals and objectives, following (i) a performance evaluation of the CEO designed and coordinated among the members of the Board by the Nominating and Governance Committee, and (ii) directional guidance from the members of the Board on the different elements of CEO compensation based on such evaluation; the CEO may not be present during deliberation or voting on CEO compensation;

4.	Reviewing the compensation criteria and proposed total compensation (including salary, bonus, benefits, and incentive compensation) recommended by the CEO for each of the officers and key managers of the Company, and approving an appropriate compensation package for each named executive officer structured to be consistent with the compensation philosophy (as described in “Compensation Philosophy” above);

5.	Reviewing the internal pay equity among the CEO, the officers and the key managers;

6.	Reviewing and making recommendations from time to time to the Board of Directors regarding general equity and cash compensation for the outside directors on the Board of Directors;

7.	Acting as administrator of the Company’s equity incentive plans; and

8.	After considering the factors listed below, retaining, as the members of the Compensation Committee consider appropriate or necessary, outside consulting, legal or other advisors (“Advisors”) to advise or assist the Compensation Committee in the execution of its responsibilities:

(i)	the provision of other services to the Company by the proposed Advisor;

(ii)	the amount of fees received from the Company by the proposed Advisor as a percentage of the total revenue of such proposed Advisor;

(iii)	the policies and procedures of the proposed Advisor that are designed to prevent conflicts of interest;

(iv)	any business or personal relationship of the proposed Advisor with a member of the Compensation Committee;

(v)	any stock of the Company owned by the proposed Advisor; and

(vi)	any business or personal relationship of the proposed Advisor with an executive officer of the Company.

Independent Compensation Consultant.    The Compensation Committee relies upon the services of an independent compensation consultant in applying its judgment as to appropriate levels and components of compensation for the executive officers and key managers. In 2012, the Compensation Committee renewed the annual engagement of The Delves Group, an independent, Chicago-based compensation consulting firm as the independent compensation consultant (the “Independent Compensation Consultant”) to assist the Committee in (i) establishing the Company’s compensation goals and objectives, (ii) providing relevant peer group and survey data on the compensation practices of the participating companies, and (iii) advising on industry trends in executive compensation. The Compensation Committee first engaged The Delves Group in 2004 and has renewed this engagement each year. The Compensation Committee’s practice is to invite a representative of the Independent Compensation Consultant to attend substantially all Compensation Committee meetings.

The Independent Compensation Consultant has conducted an internal review and has certified that it is an independent adviser to the Compensation Committee and that no conflict of interest exists. Although the fees of the Independent Compensation Consultant are paid by the Company, the Independent Compensation Consultant is accountable and has direct reporting responsibility to the Compensation Committee. The Independent Compensation Consultant provides no services to the Company other than the services it provides to the Compensation Committee.

Survey Data, Peer Groups and the Use of Industry Benchmarking Data.    The Compensation Committee uses benchmarking information to evaluate “total compensation” of the Company’s Named Executive Officers (i.e., principally annual salary, incentive awards under the Short-Term Incentive Plan, Service-Based Equity Awards, and awards under the performance-earned, service-vesting Retention Plan combined). The benchmarking information is comprised of survey data, which is derived from two independent executive compensation surveys compiled by recognized compensation firms, as well as publicly-available data from a peer group of publicly-traded companies that are comparable to the Company. The survey data used by the Independent Compensation Consultant is derived from different databases of companies that compare to the Company only in general terms, including broad industry sectors and size of company.

The peer group information is designed to be more specific. The Compensation Committee, with assistance from the Company’s management and guidance from the Independent Compensation Consultant, is responsible for selecting the companies that are included within this peer group and for compiling relevant executive compensation and corporate performance data. Due in part to the small number of public, microcap companies in the same industries as the Company, it is not possible to construct a group of companies with characteristics entirely similar to the Company. The Independent Compensation Consultant therefore compiles data from public companies that, based upon its expertise, are the most similar in terms of industry sector, revenue level, market capitalization, operating and financial characteristics and other relevant factors, and provide a meaningful comparison for the Compensation Committee.

The peer group of companies consists of the 16 companies listed below with revenues for the period ended December 31, 2012 (for all companies except RF Monolithics and LeCroy Corporation for which the last rolling twelve months of available data was used) ranging from approximately $32.8 million to $413.4 million and median revenues of approximately $117.1 million:

• CalAmp Corporation	• Numerex Corp.
• Cobra Electronics Corporation	• RF Monolithics, Inc.
• Communications Systems, Inc.	• Sonus Networks, Inc.
• Frequency Electronics, Inc.	• Sycamore Networks, Inc.
• Globecomm Systems, Inc.	• Symmetricom, Inc.
• Ixia	• Telular Corporation
• KVH Industries, Inc.	• Westell Technologies, Inc.
• LeCroy Corporation	• Zhone Technologies, Inc.

This peer group was modified in November 2012 to omit three previous members, two of whom were consolidated into larger companies and will no longer produce relevant compensation data, and one of which was liquidated. Wireless Telecom Group, a publicly-traded company marketing RF and microwave-based products, and RF Industries, Ltd., a supplier of communication and interconnect products, were added to the peer group. After the addition of these companies, the 15 members of the peer group have 2012 revenues ranging from approximately $29.6 million to $413.4 million with the median revenues of approximately $115.4 million.

The compensation data derived from this peer group consisted of annual and long-term compensation amounts representing yearly averages over a three-year period. The financial performance data derived from this peer group included (i) one-year and three-year revenue change, (ii) net income margin, (iii) one-year earnings per share change, (iv) return on each of equity and assets, and (v) one-year, three-year and five-year total stockholder return. The Independent Compensation Consultant provided a comprehensive pay-for-performance analysis in connection with the Compensation Committee’s evaluation of executive compensation, comparing levels of compensation, expressed in dollars and percentages, against both compensation and performance data contained in the survey and peer group information.

Annual Compensation Process

The Company considered the results of the Say-on-Pay proposal presented to the shareholders for approval in 2012. In light of the support the proposal received, the Company’s compensation policies and decisions, explained in detail in this Compensation Discussion and Analysis, continue to be focused on long-term financial performance to drive stockholder value. The Company intends to hold an advisory vote on executive compensation (Say-on-Pay) on an annual basis.

The compensation of the CEO, the other executive officers and the key managers is established prior to the end of the first quarter of the fiscal year. The Compensation Committee has full authority to determine the compensation of the executive officers (other than the CEO) and key managers of the Company. The CEO’s compensation must be approved each year by the non-employee directors of the Board of Directors based on the recommendation of the Compensation Committee. In making its recommendation with respect to the CEO’s compensation, the Compensation Committee takes into consideration the results of a performance evaluation of the CEO for the preceding year. The annual evaluation of the CEO’s performance is based upon evaluation forms circulated by the Nominating and Governance Committee and completed by all non-employee directors with respect to the CEO’s performance, as measured by the ability to meet financial performance objectives of the Company, conduct succession planning, execute strategic plans, exhibit leadership, and maintain good relationships with the stockholders, Board of Directors and other stakeholders of the Company. At the time of this performance evaluation, the Compensation Committee solicits guidance from the Board of Directors as to the general elements that should be addressed in the CEO’s total compensation package for the upcoming year. In addition, the Chair of the Compensation Committee, as well as the Lead Independent Director, will solicit input from the CEO in the course of the Compensation Committee’s formulation of its recommendation.

In formulating its recommendation to the Board of Directors with respect to the CEO’s compensation, the Compensation Committee exercises its judgment, taking into account the advice of the Committee’s Independent Compensation Consultant (as described in “Responsibilities of the Compensation Committee–Independent Compensation Consultant” above). The Compensation Committee’s discussions of the elements of compensation for the CEO are conducted in closed session, typically with its Independent Compensation Consultant in attendance, but with no Company employees present. The CEO is not permitted to participate in the deliberations by the Board of Directors in its evaluation of the Compensation Committee’s recommendation for CEO compensation.

In establishing compensation for the executive officers (other than the CEO) and certain key managers, the Compensation Committee relies on (i) insights provided by the CEO as to their respective individual performance, (ii) the compensation data compiled by the Independent Compensation Consultant, and (iii) the Company’s compensation philosophy, as described in “Compensation Philosophy” above. The CEO attended five of the six Compensation Committee meetings in 2012 in order to provide his insight on the contributions made by various executive officers and key managers. After consulting with its Independent Compensation Consultant and the CEO, the Compensation Committee, in its discretion, sets the annual compensation for the executive officers and key managers, including salary, short-term equity incentives and long-term equity incentives.

Summary of Principal Elements of Executive Compensation

The principal elements included in executive compensation for the executive officers and key managers are the following, each of which is briefly described below:

1.	Annual salary;

2.	Annual incentive awards administered under the Short-Term Incentive Plan;

3.	Service-based equity awards;

4.	Performance-earned, service-vesting equity awards under the Retention Plan;

5.	Change of Control and severance benefits;

6.	Medical and other standard benefits; and

7.	Tax deferral benefits and matching contributions by the Company under the Executive Deferred Compensation Plan and tax deferral benefits under the Executive Deferred Stock Plan.

1. Annual Salary.    The Compensation Committee uses salary as the principal element of cash compensation which is not “at risk”. In determining the level of annual salary, the Compensation Committee considers the performance, experience and responsibilities of the executive officer or key manager, and seeks to establish an annual salary that is competitive with those paid to comparable executive officers and key managers at its benchmark companies. A competitive annual salary is essential to the Company’s ability to hire and retain executive officers and key managers. For information regarding 2013 salaries, see “2013 Implementation of the Principal Elements of Executive Compensation — Annual Salaries in 2013.”

2. Annual Incentive Awards Administered under the Short-Term Incentive Plan.    The Short-Term Incentive Plan is an annual performance-based incentive plan designed to incentivize achievement of specifically-identified, short-term corporate objectives. In establishing the corporate objectives and setting the targets under the Short-Term Incentive Plan, the Compensation Committee takes into consideration the following factors:

•	Areas of desired improvement in financial and/or operating performance of the Company;

•	The anticipated payout of awards under the Short-Term Incentive Plan measured against the likelihood that the Company will be able to achieve the performance goals without taking undue risk; and

•	The maximum payout of awards under the Short-Term Incentive Plan, as reviewed by the Independent Compensation Consultant.

The Short-Term Incentive Plan allows for the incentive awards to be paid in cash, restricted stock or a combination of both. For additional information on this plan, see “2013 Implementation of the Principal Elements of Executive Compensation — 2013 Short-Term Incentive Plan.”

3. Service-Based Equity Awards.    The Company grants long-term, service-based equity awards on an annual basis through the grant of restricted stock and/or stock options under its 1997 Stock Plan (“Service-Based Equity Awards”). The Service-Based Equity Awards are granted to reward individual overall performance, and attract and retain talent. In granting Service-Based Equity Awards, the Compensation Committee believes that these awards should:

•	Be competitive with the market;

•	Be earned based on individual contribution to the Company’s financial and/or market performance;

•	Establish opportunities tied to the long-term performance and value of the Company; and

•	Create long-term retention.

Because of the potential for appreciation in the value of the Company’s stock in public trading markets as the Company grows, the Compensation Committee regards this element of compensation as having long-term incentive value in the recipients’ hands. In addition, since these Service-Based Equity Awards are structured to vest over several years depending on the nature of the award, their incentive value to recipients is aligned with longer-term strategic plans. For additional information on this award, see “2013 Implementation of the Principal Elements of Executive Compensation — 2013 Service-Based Equity Awards.”

4. Performance-Earned, Service-Vesting Equity Awards Under Retention Plan.    Commensurate with its philosophy to tie compensation to achievement of financial and corporate goals, and to attract, motivate and retain highly-experienced personnel, the Compensation Committee implemented a plan (the “Retention Plan”) combining performance-based and service-based components. In order for the executive officers and key managers participating in the Retention Plan to earn an equity award, the Company must achieve a designated level of revenue growth. If earned, the equity award vests over time and is released only if the recipient remains an employee on the vesting dates. For additional information on this plan, see “2013 Implementation of the Principal Elements of Executive Compensation — 2013 Performance-Earned, Service-Vesting Equity Awards Under Retention Plan.”

5. Change of Control and Severance Benefits.    The Company offers retention benefits to the executives in order to induce the executives to continue to contribute to the success of the Company following an event resulting in the majority of the voting control of the Company being transferred (whether by way of merger, reorganization, acquisition, or sale of all or substantially all of the Company’s assets). These benefits are contractually available to certain executives if such an event occurs and within twelve months after such occurrence, the executive is involuntarily terminated (i.e., a “double trigger”). Although the benefits vary among the executives participating, the benefits generally include lump sum payment of a specified percentage of annual salary, acceleration of 100% of any then unvested equity incentives, and Company-paid healthcare benefits for a specified period of time. For additional information about these benefits, see “2013 Implementation of the Principal Elements of Executive Compensation — Change of Control and Severance Arrangements.”

Certain executives are also entitled to severance benefits in connection with the involuntary termination of their employment unassociated with a Change of Control. The severance benefits include salary continuation and Company-paid healthcare benefits for a specified period of time, and vesting of certain restricted shares previously awarded under short-term and long-term incentive programs. For additional information about these benefits, see “2013 Implementation of the Principal Elements of Executive Compensation — Change of Control and Severance Arrangements.”

6. Medical and Other Standard Benefits.    The Company offers standard benefits to full-time employees, including medical, dental, and vision benefits, and term life and long-term disability insurance, a substantial portion of which are paid by the Company. The Company’s Employee Stock Purchase Plan allows employees of the Company to participate electively in a plan under which, through individual payroll deductions, they are permitted twice a year to buy shares at prices discounted from the trading price of the stock. In addition, the Company maintains a 401(k) plan for PCTEL employees, administered by an independent plan administrator which provides a selection of investment alternatives from which plan participants may choose. The Company matches up to the first 4% of compensation contributed by a plan participant, which vests immediately.

7. Executive Deferred Compensation Plan.    The Company has offered a cash-based Executive Deferred Compensation Plan to the executive officers and certain key managers pursuant to which participants could defer up to 50% of salary and 100% of any cash award with a minimum of $1,500. The Company provided a matching cash contribution equal to 4% of the amount deferred by the participant, which vested over three years subject to the participant’s continued service. Effective December 31, 2013, the Board of Directors is terminating the Executive Deferred Compensation Plan because the cost and administrative resources of the Company required to administer the Deferred Compensation Plan outweighs the benefit to the participants.

Summary of 2012 Company Financial Performance and Compensation

2012 Company Financial Performance.    The Company had mixed financial results in 2012. On a pro-forma basis, without considering the financial results of its acquisition in July 2012 of the assets of TelWorx Communications LLC, TelWorx U.K. Limited, TowerWorx LLC and TowerWorx International, Inc. (the “TelWorx Acquisition”), the Company’s 4.7% overall revenue growth reflected strong progress in the Company’s ability to deliver antenna-based solutions for high-growth vertical markets such as health care, SCADA, oil and gas, telemetry, transportation and fleet management. The Company’s revenues were also positively impacted by its focus on in-building engineering services and the overall expansion of its network engineering services. The Company’s revenues were impaired, however, from its decline in scanning-receiver product sales resulting from a number of factors, including the delay in delivering the TD-LTE scanning solutions to China, the decline in capital spending by U.S.-based wireless carriers, and the rapidly consolidating test and measurement industry.

The Company’s non-GAAP earnings per share declined 15.2% overall in 2012 largely due to the decline in sales of scanning receiver products which have a higher gross profit margin as compared with antenna products. Non-GAAP earnings were also negatively impacted by unanticipated expenses related to implementation of a new ERP system and the impact of the Company’s investment in PCTEL Secure LLC. There were, however, some positive influences on non-GAAP earnings per share. In addition to the impact of revenue growth on earnings, the Company improved gross margins on its antenna products by utilizing low-cost manufacturing facilities and exercising tight cost control.

For the purposes of determining annual incentive award under the 2012 Short-Term Incentive Plan (“2012 STIP”), the Company’s performance was measured by (i) revenue growth in 2012 over 2011 revenue, and (ii) the increase of non-GAAP earnings per share of PCTEL common stock in 2012 over 2011 non-GAAP earnings per share. (The difference between non-GAAP earnings per share and GAAP earnings per share is the exclusion from non-GAAP earnings of stock-based compensation expense, amortization of intangible assets, restructuring charges, impairment charges, gain/loss on the sale of product lines, non-cash income tax expense and non-cash other income.) The changes implemented for the 2012 STIP are further described in “Summary of 2012 Company Financial Performance and Compensation — 2012 Short-Term Incentive Plan” below.

The Company did not achieve the target financial performance in 2012 as measured by growth in both revenue and non-GAAP earnings per share. The Company’s 2012 financial results (on a pro-forma basis excluding the TelWorx Acquisition) were: (i) revenue growth increased by 4.7% in 2012 over 2011 (from $76.8 million in 2011 to $ 80.5 million in 2012), and (ii) non-GAAP earnings per share of PCTEL common stock decreased 15.2% in 2012 over 2011 (from $0.33 per share in 2011 to $0.28 per share in 2012). Accordingly, on a pro forma basis excluding the TelWorx Acquisition, the Company fell short of its planned revenue for 2012 by 7.5% and planned non-GAAP earnings per share by 37.8%, as indicated in the chart below.

2012 Short-Term Incentive Plan.    As indicated in “Summary of 2012 Company Financial Performance and Compensation — 2012 Company Financial Performance” above, the annual incentives under the 2012 STIP established by the Board of Directors (upon recommendation of the Compensation Committee) were tied to the Company’s financial performance as measured by (i) revenue growth in 2012 over 2011 revenue, and (ii) the increase of non-GAAP earnings per share of PCTEL common stock in 2012 over 2011 non-GAAP earnings per share. As in 2011, the Board of Directors adopted a sliding scale on an “S curve” rather than a linear basis for determining the incentive award under the 2012 STIP in order to produce no incentive award for low revenue and earnings growth, a small incentive award for average or slightly above-average revenue and earnings growth, and a sharply increasing incentive award for superior revenue and earnings growth. The pay-out factor (also referred to as the “target award percentage”) for 2012 if the Company achieved both metrics of the 2012 financial plan was 15%. Due to the aggressive earnings and revenue targets set for the Company, its performance, and the nature of the “S curve,” the actual target incentive award percentage achieved by the Company in 2012 (on a pro-forma basis excluding the TelWorx Acquisition) was 0% as indicated in the following chart:

The participation in the 2012 STIP by the NEOs is summarized in the table below. The weighting of performance measures for all NEOs is 40% revenue and 60% non-GAAP earnings per share.

Results of 2012 Short-Term Incentive Plan

Name	Maximum 2012 Potential Award as a % of Annual Salary (%)	Maximum 2012 Potential Award ($)	2012 Target Award(1) ($)	Award Paid ($)	Award Paid as a % of Annual Salary (%)
Martin H. Singer	105	493,500	74,025	None	None
John W. Schoen	85	221,000	33,150	None	None
Varda A. Goldman	65	143,000	21,450	None	None
Anthony Kobrinetz	85	204,000	30,600	None	None
Jeffrey A. Miller	100	270,000	40,500	None	None

(1)	The 2012 target incentive award for each NEO is calculated by multiplying such NEO’s Maximum 2012 Potential Award by 15% (i.e., the payout upon achievement of the target financial performance).

2012 Service-Based Equity Awards.    As was the case in 2011, the NEOs did not receive any Service-Based Equity Awards in 2012. Non-participation by the NEOs in this plan allowed the Compensation Committee additional flexibility to reward and induce retention of the Company’s upcoming strong performers with Service-Based Equity Awards, while conserving equity and reducing stockholder dilution. The NEOs received restricted stock from Service-Based Equity Awards granted in prior years which vested in 2012. These restricted shares from prior grants are included in the table entitled “Option Exercises and Stock Vested at Fiscal Year Ended December 31, 2012” under the column entitled “Stock Awards” in the “Executive Compensation and Other Matters” section.

2012 Performance-Earned, Service-Vesting Equity Awards Under Retention Plan.    The Compensation Committee views the Retention Plan as the implementation of its philosophies to (i) provide incentives to motivate the executive officers and key managers to perform to the best of their abilities for the Company through increased rewards for superior performance, and (ii) attract and retain highly-experienced executive officers. The Retention Plan was introduced in March 2010 and has become an effective means of rewarding performance consistent with stockholder value creation over time. The Compensation Committee constructed the Retention Plan with a performance-based restricted stock grant and a service-based vesting period. The performance-based restricted stock would be earned by the participants only if the Company reached or exceeded a threshold of 8.7% revenue growth in 2012 over its 2011 annual revenue. The amount of restricted stock earned increased as the Company’s revenue increased, up to a maximum amount. For all participants in the 2012 Retention Plan (other than the CEO), the restricted stock, if earned, would have vested in four equal annual installments (inclusive of the performance period) and would have been received by the participant subject to each such participant’s continued employment with the Company on the relevant vesting dates. In furtherance of the retention purpose of the Retention Plan, for Mr. Singer, the CEO, the restricted stock cliff would have vested in two years (inclusive of the performance period) and would have been received if he continues to be an employee of the Company on the vesting date; provided that the restricted stock will cliff vest earlier if Mr. Singer retains only his role as Chairman of the Board.

The Company achieved approximately 4.7% revenue growth which did not meet the 8.7% threshold, and therefore the NEOs did not receive any equity award under the Retention Plan in 2012.

2013 Implementation of the Principal Elements of Executive Compensation

1. Annual Salaries in 2013.    After not increasing annual salaries of executive officers in 2012, the Compensation Committee awarded increases in annual salaries an average of 3.7% for NEOs and key managers considered as a group, although NEOs who received a promotion were awarded a commensurate salary increase.

CEO Salary.    In 2013, Mr. Singer’s salary will be $481,000, an increase of $11,000 over 2012.

Salaries for Other Named Executive Officers.    The salaries of the other NEOs for 2013, 2012, and 2011 are designated below:

Salaries for Other Named Executive Officers

Name	2013(1) ($)	2012(2) ($)	2011(2) ($)
John W. Schoen	268,000	260,000	260,000
Varda A. Goldman	235,000	220,000	200,000
Anthony Kobrinetz	248,000	240,000	240,000
Jeffrey A. Miller	300,000	270,000	270,000

(1)	Salary adjustments were effective on February 1, 2013.

(2)	In general, salary adjustments are effective April 1 of each year.

2. 2013 Short-Term Incentive Plan.    The Board has identified revenue generation as its top priority for 2013, particularly in its scanning receiver business, as reflected in the 60% weight accorded to revenue growth. The metrics by which the Company measures its financial performance will be (1) revenue growth in 2013 over actual 2012 revenue, and (2) the increase of non-GAAP earnings per share of PCTEL common stock in 2013 over actual 2012 non-GAAP earnings per share, which is consistent with the 2012 STIP, although the relative weighting of the two metrics is adjusted to reflect the Board’s increased emphasis on revenue growth in 2013. The Compensation Committee may elect to exclude the impact of professional and legal fees associated with litigation related to the TelWorx Acquisition in calculating the 2013 non-GAAP earnings per share.

In order to drive and reward higher growth in revenue and earnings per share, initially in 2011 and again in 2012 the Compensation Committee adopted a sliding scale on an “S curve” rather than a linear basis for determining the incentive award under the 2012 STIP, as described in “Summary of 2012 Company Financial Performance and Compensation—2012 Short-Term Incentive Plan”. The Compensation Committee is continuing to use the sliding scale on an “S curve” in 2013. There will be no incentive award for low revenue and earnings growth, a small incentive award for average or slightly above-average revenue and earnings growth and a sharply increasing incentive award for superior revenue and earnings growth. The following chart depicts the resulting payout factors at various achievement levels:

*	This amount corresponds to the Company’s 2012 revenue giving effect to the TelWorx Acquisition as if such acquisition had taken place on January 1, 2012 instead of the actual date in July 2012. See the Company’s Annual Report on Form 10-K, Footnote 4 to the Consolidated Financial Statements – Acquisitions – TelWorx on page 43 thereof.

Achieving the 2013 financial plan of 5% revenue growth (which is 13.7% revenue growth on an actual, non-adjusted basis) and a 48% increase in non-GAAP earnings per share results in a 15% payout factor as compared with a payout factor of 15% for achieving the target of 13.3% revenue growth and 36% growth in non-GAAP earnings per share in 2012. The reason for the adjustment is that for the purpose of the 2013 STIP incentives, the Compensation Committee treated the TelWorx Acquisition as if it had occurred in January 2012 and had contributed approximately $15.7 million to 2012 revenue although (as indicated in the footnote of the preceding chart) the Telworx Acquisition actually occurred in July, 2012 and contributed approximately $8.4 million to 2012 revenue. The Compensation Committee believes that the financial plan targets are challenging but achievable with significant effort. The financial plan is determined by management and the Compensation Committee based upon recent performance levels, sales expectations, technology and industry factors, and overall economic conditions. It is approved by the Board of Directors.

In order to determine the actual incentive award amount received by any participant in the 2013 Short-Term Incentive Plan (“2013 STIP”), the payout factor determined by the table above is multiplied by the participant’s maximum percentage of salary that can be earned as a incentive award (as determined by the Compensation Committee on an individual basis based upon performance and job responsibilities) and then multiplied by such participant’s annual salary. The Compensation Committee increased the maximum percentage of salary that can be earned as an incentive award in 2013 by 5% for all NEOs other than the CEO whose maximum percentage of salary increased by 20%.

The participation in the 2013 STIP by the NEOs is summarized in the table below:

		2013 Maximum Potential Award		2013 Target Award Upon Full Achievement of Financial Plan (1)
Name	2013 Salary ($)	As a % of Salary	In ($)	As a % of Salary	In ($)
Martin H. Singer	481,000	125	601,250	19	90,188
John W. Schoen	268,000	90	241,200	14	36,180
Varda A. Goldman	235,000	70	164,500	11	24,675
Anthony Kobrinetz	248,000	90	223,200	14	33,480
Jeffrey A. Miller	300,000	105	315,000	16	47,250

(1)	The 2013 target incentive award for each NEO is calculated by multiplying such NEO’s maximum potential incentive award by 15%, the payout factor at target.

The weighting of performance measures for all NEOs is 60% revenue and 40% non-GAAP earnings per share. The incentive award amount under the 2013 STIP will be paid to the participant in cash in order to conserve shares under the Company’s 1997 Stock Plan for future use and reduce stockholder dilution.

3. 2013 Service-Based Equity Awards.    After two years of foregoing service-based awards for NEOs in order to allow the Compensation Committee additional flexibility to award Service-Based Equity Awards to the Company’s upcoming strong performers, the Compensation Committee, in consultation with the Independent Compensation Consultant, has determined that the dual goals of rewarding long-term performance and tying compensation to achievement of the financial targets are best met by issuing 50% of the equity awarded to each NEO (other than the CEO) as Service-Based Equity Awards and the other 50% under the Retention Plan which is performance-based and service-vesting. The CEO is not participating in the 2013 Service-Based Equity Plan. The Service-Based Equity Awards will be received by participants in stock options. (For a summary of the 2013 Retention Plan, see “2013 Implementation of the Principal Elements of Executive Compensation — 2013 Performance-Earned, Service-Vesting Equity Awards Under Retention Plan” immediately below.)

Name	Service Options (1)
John W. Schoen	20,000
Varda A. Goldman	20,000
Anthony Kobrinetz	18,750
Jeffrey A. Miller	25,000

(1)	The service-based stock options vest in four equal annual installments.

4. 2013 Performance-Earned, Service-Vesting Equity Awards Under Retention Plan.    The Compensation Committee’s philosophy for the Retention Plan is set forth in “Summary of 2012 Company Financial Performance and Compensation—2012 Performance-Earned, Service-Vesting Equity Awards Under Retention Plan.” The Compensation Committee views the Retention Plan as an effective means of incentivizing performance consistent with stockholder value creation over time because the 2013 Retention Plan is structured with a performance-based equity grant and a service-based vesting period. The performance-based equity will be earned by the participants only if the Company reaches or exceeds a threshold revenue growth in 2013 over its 2012 annual revenue. The 2013 Retention Plan retains essentially the same features of the 2012 Retention Plan except that all awards will be paid in restricted stock options rather than restricted stock. The actual awards at various levels of 2013 revenue growth are indicated for each NEO in the table below:

	Number of Stock Options
Name	Less than $90.6 Million	Threshold $90.6 Million	Target $101 Million	Maximum $107 Million
Martin H. Singer	—	20,000	80,000	100,000
John W. Schoen	—	5,000	20,000	25,000
Varda A. Goldman	—	5,000	20,000	25,000
Anthony Kobrinetz	—	4,688	18,750	23,438
Jeffrey A. Miller	—	6,250	25,000	31,250

The restricted stock options, if earned, will vest in four equal annual installments (inclusive of the performance period) for each of the participants in the 2013 Retention Plan (other than the Chief Executive Officer) and will be awarded to the participant subject to each such participant’s continued employment with the Company on the relevant vesting dates. For Mr. Singer, the CEO, the restricted stock options, if earned, will cliff vest in two years (inclusive of the performance period) and will be awarded if he continues to be an employee of the Company on the vesting date; provided that the restricted stock options will cliff vest earlier if Mr. Singer retains only his role as Chairman of the Board.

Overall, the total long-term equity granted by the Company to each NEO under the Service-Based Equity Awards Plan and the Performance-Earned, Service-Vesting Equity Awards under the Retention Plan is below the median for long-term incentives based on survey data provided by the Compensation Committee’s Independent Compensation Consultant. See “Compensation Philosophy—Survey Data, Peer Groups and the Use of Industry Benchmarking Data.”

5. Change of Control and Severance Arrangements. The Company offers retention benefits to its NEOs and certain of its other executive officers upon the occurrence of certain events surrounding a Change of Control in order to induce the executives to continue to contribute to the success of the Company in the transition period and the post-acquisition period to the extent permitted by the successor or acquirer. A “Change of Control” is any merger, reorganization or acquisition of the Company (including by way of sale of all or substantially all of the Company’s assets) in which a majority of the voting control of the Company is transferred. The retention benefits offered by the Company to certain executive officers in connection with a Change of Control are based on a “double trigger” structure requiring both (i) a completed Change of Control event, and (ii) an involuntary termination of such executive officer’s employment within 12 months following such Change of Control event. The principal retention benefits available to the participating executives upon satisfaction of both triggers are a lump sum payment of a specified percentage of annual salary, acceleration of 100% of any then unvested equity incentives, and Company-paid healthcare benefits for a specified period of time, all as indicated in the table below. The Compensation Committee believes that the level of these benefits would not, in the aggregate, represent a financial deterrent to a buyer or successor entity in considering a combination transaction with the Company.

The NEOs and certain other executive officers are also entitled to severance and related benefits in connection with the involuntary termination of their employment under their employment and/or severance agreements with the Company unassociated with a Change of Control. The principal severance benefits include salary continuation, acceleration of the vesting of certain equity awards, and Company-paid healthcare benefits for a specified period of time. In addition, upon the occurrence of an involuntary termination (or, with respect to the CEO, death or disability), severance benefits include vesting of any Service-Based Equity Awards which are scheduled to vest within the following 12 months (for most NEOs) or 6 months (for other NEOs and certain other executive officers).

In the case of the CEO, severance benefits resulting from involuntary termination also include payment of the maximum potential incentive award under the Short-Term Incentive Plan; in the event of death or disability, the amount of the incentive award that would be paid under the Short-Term Incentive Plan would be based on the actual amount of the incentive award determined for the year in which death or disability occurred, pro-rated for such year based on the date of death or disability. The Company’s current employment agreement with Mr. Singer also imposes a non-competition and non-solicitation covenant for a period of 12 months from his termination date in connection with his separation from the Company, including in the event of a Change of Control that is followed by the involuntary termination of his employment.

The table below and the summary of retention arrangements related to benefits associated with a Change of Control of the Company should be read in conjunction with the tables entitled “Potential Payments Upon Termination as of December 31, 2012” in the “Executive Compensation and Other Matters” section on page 42.

	Severance Benefits ( i.e ., Involuntary Termination Not Related to a Change of Control)				Change of Control Benefits ( i.e ., Involuntary Termination Within 12 Months of a Change of Control)
Name	Salary Continuation		Healthcare	Acceleration of Unvested Equity(2)	Multiple of Annual Salary (Paid in Lump Sum)(3)	Short Term Incentive Plan(3)	Healthcare	Acceleration of Unvested Equity(4)
Martin H. Singer	12 months	(1)	Up to 18 months	12 months	2.75x	0%	Up to 12 months	100%
John W. Schoen	12 months		Up to 12 months	12 months	2x	0%	Up to 12 months	100%
Varda A. Goldman	6 months		Up to 6 months	6 months	2x	0%	Up to 12 months	100%
Anthony Kobrinetz	12 months		Up to 12 months	12 months	2x	0%	Up to 12 months	100%
Jeffrey A. Miller	12 months		Up to 12 months	12 months	2x	0%	Up to 12 months	100%

(1)	Includes 100% of the maximum potential incentive award payable under the Short-Term Incentive Plan in the year of termination.

(2)	The occurrence of an involuntary termination (other than for cause) during an annual performance period will result in an immediate vesting of all unvested service-based restricted equity. With respect to performance-based restricted equity, an involuntary termination of the CEO will result in the immediate vesting of his performance-based restricted equity established for the period in which the termination occurred, but he loses the right to earn any performance-based restricted equity for any future performance periods.

(3)	The management retention agreements were restated in April 2013 to increase the amount of salary and omit any annual incentive award upon an involuntary termination within 12 months of a Change of Control.

(4)	Upon the occurrence of a Change of Control, performance-based restricted equity will automatically convert into service-based restricted equity with no performance contingencies, but the vesting requirements (as stated in the applicable management retention agreement) will continue to pertain to the restricted equity; however, in the event of the involuntary termination of any NEO within 12 months following a Change of Control, such NEO’s restricted equity will immediately vest.

6. Other Benefits.    No material changes have been made to the medical benefits, other standard benefits, tax deferral benefits or matching contributions received by NEOs to date in 2013. See “Summary of Principal Elements of Compensation — Medical and Other Standard Benefits” and “ — Executive Deferred Compensation Plan” for additional information.

CEO Total Direct Compensation

Mr. Singer’s total direct target compensation for 2013 (consisting of salary, target annual incentive award under the 2013 STIP and target performance-earned, service-vesting stock options under the Retention Plan (options valued in accordance with the Black-Scholes model)) equates to $751,200 representing an increase from total direct target compensation of $689,000 and total direct actual compensation of $470,000 in 2012. The CEO’s total target compensation if the Company achieves the financial plan targets for revenue and non-GAAP earnings per share is below the 25th percentile of comparable companies based on the market consensus data gathered by the Independent Compensation Consultant from survey and peer group executive compensation information due in part to the non-participation of the CEO in the Service-Based Equity Plan. If the Company exceeds the target growth in revenue and non-GAAP earnings per share, then as a result of the sliding scale of the 2013 STIP (as described in “2013 Implementation of the Principal Elements of Executive Compensation—2013 Short-Term Incentive Plan”) and scaled number of restricted stock options awarded under the Retention Plan (as described in “2013 Implementation of the Principal Elements of Executive Compensation—2013 Performance-Earned, Service-Vesting Equity Awards Under Retention Plan”), the CEO could achieve total compensation above the median. PCTEL’s financial performance in 2012 as compared with its peer group was between the median and the 75th percentile for one-year and three-year revenue growth and one-year total stockholder return; between the 25th percentile and the median for three-year and five-year total stockholder return, and below the 25th percentile for one-year net income margin, return on assets and return on equity; all based upon the most recent publicly-available data collected by the Independent Compensation Consultant. The Committee believes that Mr. Singer’s total direct target compensation for 2013 is appropriate.

General Terms of Equity Grants

1997 Stock Plan.    All equity issued by the Company (whether as stock or stock options, and whether granted under the Short-Term Incentive Plan, the Service-Based Equity Awards, or the Retention Plan) is issued under the 1997 Stock Plan. The 1997 Stock Plan was approved by the stockholders at the time it was originally adopted in 1997 and has been amended from time to time with the approval of the stockholders, most recently in June 2010, to increase the reserve of shares under the Plan.

Material Terms of Stock Option Grants.    While the Compensation Committee had not issued stock options to the NEOs since 2006, all participants in the 2013 Service-Based Equity Awards and 2013 Retention Plan will be issued restricted stock options rather than restricted stock as a result of the Company’s relevant registration statement having been suspended at the time grants were approved by the Compensation Committee under these programs. Restricted stock options are also granted to non-executive new hires from time to time. The Compensation Committee has never re-priced previously granted stock options where the trading price of the Company’s stock is less than the exercise price of the stock options, and the 1997 Stock Plan expressly prohibits such re-pricing of previously granted stock options.

Administrative Protocols in Stock Option and Restricted Stock Grants.    The Company adopted a Statement of Administrative Policy in November 2006, codifying approved procedures in respect of award grants under the 1997 Stock Plan. This policy is administered by the Compensation Committee. The key elements of the policy are as follows:

•

The meeting date of the Compensation Committee or the Board of Directors, as the case may be, is the grant date of any approved award, unless the Compensation Committee or Board of Directors expressly identifies a future date as the grant date of the award (discussed below).

•

Where a written consent of the Compensation Committee or the Committee Chair is used to approve an equity award, the date of the last signature required on the consent, or the date of the signature of the Committee Chair, as applicable, constitutes the grant date of the award.

•	Award grant documentation is dated as of the grant date.

•

Where a stock option or restricted stock award is required to be priced at the fair market value of the underlying Company stock, the closing price of the stock as reported by NASDAQ on the grant date is selected to represent that value.

•

Neither the Compensation Committee nor the Board of Directors will authorize a grant of stock options or other equity incentive awards (with the exception noted in the paragraph below) to executive officers or key managers during a quarterly “quiet period.” A “quiet period” is the time during which the executive officers and key managers of the Company may be presumed to be in possession of the non-public information concerning the financial performance of the Company, beginning with the close of the market on the last trading day of the first full week of the last month of each fiscal quarter (but no later than the close of the tenth calendar day of such month), and continuing until the opening of the market on the third trading day following the date of the Company’s public release of earnings and other financial information for a particular fiscal quarter or year end. If stock options or other equity incentive awards (with the exception noted in the paragraph below) for individuals in this group are authorized by the Compensation Committee or the Board of Directors during such a “quiet period”, the Compensation Committee or Board of Directors will identify a future date as the grant date of the award, and will identify the reported closing price of PCTEL common stock on the future grant date as the fair market value of the award. This future grant date typically falls on the third day following the Company’s earnings release for the financial period.

•

Where performance shares or restricted stock awards that are not dollar-denominated are approved, a grant date during a quarterly “quiet period” is permitted, since these awards are not price-sensitive on the date of grant. When the Company pays incentive awards to executive officers and key managers under the Short-Term Incentive Plan in shares of stock rather than cash, these grants are dollar-denominated, and, therefore, have been awarded subject to a future grant date corresponding with the third day following the Company’s quarterly earnings release.

Stock Ownership Guidelines

In order to align further the interests of the Company’s NEOs with the interests of the stockholders, in March 2010 the Board of Directors adopted a policy that prescribes ownership levels of PCTEL common stock. The CEO is required to maintain PCTEL common stock with a value equal to twice his annual salary and each other NEO is required to maintain PCTEL common stock with a value equal to his/her annual salary. All of the NEOs except one are in compliance with the Stock Ownership Guidelines. Such executive was required to comply by April 2013 but did not receive any restricted shares in 2012 under the 2012 STIP or the 2012 Retention Plan as he had anticipated. In addition, the Company’s Section 16 officers were not allowed to purchase shares for much of the year hampering efforts to come into compliance. The Compensation Committee has allowed the executive to come into compliance with the Stock Ownership Guidelines in the upcoming year through participation in the employee stock purchase plan.

Section 162(m) of the Internal Revenue Code

Under Section 162(m) of the Code, the Company is able for federal tax purposes to deduct compensation paid to the NEOs only if the compensation for each such officer is less than $1 million during the fiscal year or is “performance-based” as defined under Section 162(m). Although it is the objective of the Compensation Committee to seek to qualify all executive compensation as deductible, in order to provide flexibility and to ensure that the executive compensation programs remain competitive, the Compensation Committee has not adopted a policy with this objective. In June 2010, the Board of Directors adopted and the stockholders approved an Amended and Restated 1997 Stock Plan governing the equity awards granted thereunder for purposes of Section 162(m) of the Code. In 2012, all compensation paid to the NEOs of the Company was below $1 million threshold under Section 162(m) for purposes of corporate tax deductibility.

Section 409A of the Internal Revenue Code

Section 409A of the Code, the final Treasury Regulations and the administrative guidance promulgated thereunder (collectively, “Section 409A”) regulate the tax treatment of non-qualified deferred compensation arrangements. Section 409A governs an individual’s election to defer compensation and the timing and form of distribution of the deferred compensation. For example, Section 409A generally provides that distributions must be made on or following the occurrence of certain events (e.g., the individual’s separation from service, a predetermined date, or the individual’s death). Section 409A imposes restrictions on an individual’s ability to change his or her distribution timing or form after the compensation has been deferred. As to certain individuals who are officers, Section 409A requires that distribution to such an individual commences no earlier than six months after separation from service.

The Committee evaluated the various benefit plans and compensation arrangements that the Company has in place for the executive officers and certain key managers, and approved modifications of these plans and arrangements as necessary to comply with Section 409A.

Adjustment of Awards

The Company’s financial statements and the related financial performance goals and measures used by the Compensation Committee as the basis for executive compensation have not been subject to subsequent revision or restatement. As a result, the Compensation Committee has never been required to consider an adjustment of an award. However, if such a circumstance were to occur, the Compensation Committee and the Board of Directors would consider all appropriate remedial measures, which may include the recovery of amounts that were inappropriately awarded to an individual executive officer or key manager.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 409(b) of Regulation S-K of the Securities Exchange Act of 1934, as amended, and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s 2012 Annual Report on Form 10-K.

THE COMPENSATION COMMITTEE

John R. Sheehan (Chair)

Michael W. Davidson

Brian J. Jackman

EXECUTIVE COMPENSATION AND OTHER MATTERS

The following table presents the compensation of the NEOs for the fiscal years ended December 31, 2012, 2011 and 2010:

Summary Compensation Table

Name	Year	Salary(1) ($)	Bonus ($)	Stock Awards(2) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	All Other Compensation(4) ($)	Total ($)
Martin H. Singer	2012	470,000	—	140,800	—	—	39,022	649,822
	2011	458,750	—	168,220	—	332,076	28,817	987,863
	2010	425,000	—	744,228	—	122,228	25,374	1,316,830

John W. Schoen	2012	260,000	—	70,400	—	—	23,695	354,095
	2011	255,000	—	111,608	—	148,714	17,373	532,695
	2010	240,000	—	397,976	—	55,875	18,280	712,131

Varda A. Goldman	2012	208,333	—	49,280	—	—	23,756	281,369
	2011	197,500	—	45,290	—	74,019	19,823	336,632
	2010	190,000	—	274,821	—	26,020	17,889	508,730

Anthony Kobrinetz	2012	240,000	—	121,440	—	—	18,817	380,257
	2011	232,500	—	111,608	—	137,272	18,169	499,549
	2010	153,349	—	377,203	—	33,553	5,175	569,280

Jeffrey A. Miller	2012	270,000	—	140,800	—	—	31,846	442,646
	2011	262,500	—	111,608	—	181,683	26,564	582,355
	2010	240,000	—	438,583	—	59,162	24,805	762,550

(1)	The amounts shown reflect the actual amounts paid as salary during fiscal years 2012, 2011 and 2010.

(2)	Amounts shown do not reflect compensation actually received by the NEO in the year indicated. Instead, the amounts shown represent the aggregate fair value (determined on the grant date) of the restricted stock granted in the year indicated, calculated pursuant to the Statement of Financial Account Standards Codification Topic 718. For a discussion of the valuation assumptions, see Note 11 to the Company’s consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2012. The actual value that may be realized from an option or restricted stock award is contingent upon the satisfaction of the conditions to vesting in that award. The amounts shown include the value of performance-based, service-vesting restricted shares under the Retention Plan granted in years 2010, 2011 and 2012 at target value determined on the grant date and the incentive awards under the 2010 STIP paid in restricted shares. The table below summarizes various values of performance shares at different payout levels using the price on the grant date and are not indicative of the compensation actually received in such years:

Name	Year	Target In Shares #	Value @ Target ($)	Additional Value @ Maximum Payout ($)	Estimated Value as of 12/31/2012 ($)
Martin H. Singer	2012	20,000	140,800	70,400	—
	2011	26,000	168,220	42,055	195,241
	2010	20,000	124,400	31,100	142,283

John W. Schoen	2012	10,000	70,400	35,200	—
	2011	17,250	111,608	27,902	129,536
	2010	15,000	93,300	23,325	106,717

Varda A. Goldman	2012	7,000	49,280	24,640	—
	2011	7,000	45,290	11,323	52,565
	2010	10,000	62,200	15,550	71,114

Anthony Kobrinetz	2012	17,250	121,440	60,720	—
	2011	17,250	111,608	27,902	129,536
	2010	15,000	92,850	23,213	106,202

Jeffrey A. Miller	2012	20,000	140,800	70,400	—
	2011	17,250	111,608	27,902	129,536
	2010	15,000	93,300	23,325	106,717

(3)	The values shown for 2010 reflect that the incentive awards were paid 50% in cash under the 2010 STIP and 100% in cash under the 2011 STIP. The details of the 2012 STIP are discussed under “Compensation Discussion and Analysis — Summary of 2012 Company Financial Performance and Compensation — 2012 Short-Term Incentive Plan” above.

(4)	The values shown represent payments by the Company for each NEO of matching contributions under 401(k) plan, group life insurance premiums, healthcare premiums, dividends on unvested restricted shares of PCTEL common stock, and for the CEO the Company match in the Executive Deferred Compensation Plan. The contributions exceeding $10,000 are (i) healthcare premiums of $12,351, $13,211 and $14,468 for Mr. Singer in 2012, 2011 and 2010 respectively; and $12,351, $13,211 and $14,517 for Mr. Miller in 2012, 2011 and 2010, respectively; (ii) total dividends on unvested restricted shares of PCTEL common stock of $15,119 for Mr. Singer. Except as noted above, none of the benefits included in the column entitled “All Other Compensation” exceeded $10,000 individually for a NEO in 2012.

The following table provides information on equity awards granted in fiscal 2012 to each of the NEOs:

Grants of Plan-Based Awards for the Fiscal Year Ended December 31, 2012

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)
Name	Grant Date (3)	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Martin H. Singer	3/8/2012	9,870	74,025	493,500
	3/8/2012				70,400	140,800	211,200

John W. Schoen	3/8/2012	4,420	33,150	221,000
	3/8/2012				35,200	70,400	105,600

Varda A. Goldman	3/8/2012	2,860	21,450	143,000
	3/8/2012				24,640	49,280	73,920

Anthony Kobrinetz	3/8/2012	4,080	30,600	204,000
	3/8/2012				60,720	121,440	182,160

Jeffrey A. Miller	3/8/2012	5,400	40,500	270,000
	3/8/2012				70,400	140,800	211,200

(1)	The amounts shown represented potential payments under the 2012 STIP. The principal terms of the 2012 STIP are discussed under “Compensation Discussion and Analysis — Summary of 2012 Financial Performance and Compensation — 2012 Short-Term Incentive Plan.”

(2)	The amounts shown represented potential payments under the 2012 Performance-Earned, Service-Vesting Equity Awards Under the Retention Plan. The principal terms of the 2012 Retention Plan are discussed under “Compensation Discussion and Analysis — Summary of 2012 Financial Performance and Compensation — 2012 Performance-Earned, Service-Vesting Equity Awards Under Retention Plan.” The values shown reflect the fair market value of the shares on the grant date calculated pursuant to Statement of Financial Accounting Codification Topic 718. The assumptions the Company uses in calculating these amounts are discussed in Note 11 to the financial statements for the fiscal year ended December 31, 2012 which were filed with the Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

(3)	In the case of all grant dates, the Board of Directors action date is both the Compensation Committee approval date and the grant date.

The following table shows the number of exercisable and unexercisable equity awards held by the NEOs on December 31, 2012:

Outstanding Equity Awards at Fiscal Year End December 31, 2012

		Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Grant Date	Option Exercise Price ($)	Option Expiration Date	Number Of Shares or Units of Stock That Have Not Vested(1) (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2)(3) ($)
Martin H. Singer	132,000	—	8/1/2006	9.16	8/1/2016
	30,000	—	5/1/2006	10.56	5/1/2016
	100,000	—	8/1/2005	9.09	8/1/2015
						111,669	804,017	20,000	144,000
John W. Schoen	—	—				61,360	441,792	10,000	72,000
Varda A Goldman	—	—				38,127	274,514	7,000	50,400
Anthony Kobrinetz	—	—				51,360	369,792	17,250	124,200
Jeffrey A. Miller	26,000	—	2/11/2004	11.84	2/11/2014
	5,000	—	2/6/2003	6.60	2/6/2013
						65,860	474,192	20,000	144,000

(1)	One-fourth of the shares vest each year commencing one year after the grant date.

(2)	The market value is calculated by multiplying the number of shares that have not vested by $7.20, the closing price of PCTEL common stock price as of December 31, 2012.

(3)	All the equity incentive plan awards indicated in this column (in numbers and dollar amount) will never be awarded to the NEO because the performance requirement was not met in 2012.

The table below shows the number of shares of PCTEL common stock acquired during fiscal 2012 by the NEOs upon the exercise of stock options or the vesting of stock awards:

Option Exercises and Stock Vested at Fiscal Year End December 31, 2012

	Option Awards		Stock Awards
Name	Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Martin H. Singer	—	—	88,695	670,164
John W. Schoen	—	—	28,838	217,289
Varda A. Goldman	—	—	17,846	134,666
Anthony Kobrinetz	—	—	14,745	101,381
Jeffrey A. Miller	—	—	48,073	362,668

(1)	The value represents the difference between the exercise price of the stock option and the closing price of PCTEL common stock as represented by NASDAQ as of the date of exercise multiplied by the number of shares exercised.

(2)	The value represents the closing price of PCTEL common stock as represented by NASDAQ as of the vesting date multiplied by the number of shares that vested on such date.

Nonqualified Deferred Compensation for the Fiscal Year Ended December 31, 2012 (1)

Name	Executive Contributions in 2012 (2) ($)	Company Contributions in 2012(2) ($)	Aggregate Earnings in 2012 ($)	Aggregate Withdrwals/ Distributions in 2012 ($)	Aggregate Balance as of December 31, 2012 ($)
Martin H. Singer	20,000	800	64,975	—	600,916
John W. Schoen	—	—	1,173	—	30,669
Varda A. Goldman	—	—	4,845	—	60,782
Anthony Kobrinetz	—	—	—	—	—
Jeffrey A. Miller	—	—	2,709	—	31,163

(1)	Under the Executive Deferred Compensation Plan, participants can defer up to 50% of salary and 100% of cash annual incentive award subject to a minimum of $1,500. The Company provides a matching contribution equal to 4% of the amount deferred by the participant, which vests over three years from the date of the investment. The participant has a choice of investment alternatives from a menu of notional funds that mirror actual mutual fund performance. Upon the participant’s death, disability, retirement or termination of employment, the participant will receive the value of his/her account in accordance with the provisions of the plan. The participant may elect in advance to receive, at retirement, either a lump sum payment, or payments in annual installments over 15 years or over the lifetime of the participant with 20 annual payments guaranteed. The participant must make his/her choice no sooner than one year before the date of retirement. The Executive Deferred Compensation Plan will be terminated as of December 31, 2013.

(2)	The “Executive Contributions” and “Company Contributions” columns above show amounts that were also reported in “Executive Compensation and Other Matters — Summary Compensation Table” for 2012. These amounts, as well as amounts in the “Aggregate Balance as of December 31, 2012” column in the table above that were previously reported in the Summary Compensation Tables in the proxy statements for prior fiscal years, are quantified below:

Name	Amounts Included in Both Nonqualified Deferred Compensation Table and Summary Compensation Table for 2012 ($)	Amounts Included in Nonqualified Deferred Compensation Table previously Reported in Prior Years’ Summary Compensation Table ($)
Martin H. Singer	20,800	521,220
John W. Schoen	—	28,353
Varda A. Goldman	—	54,216
Anthony Kobrinetz	—
Jeffrey A. Miller	—	28,874

Potential Payments Upon Termination as of December 31, 2012

The following table estimates amounts payable to the NEOs as if a termination had occurred on December 31, 2012:

Severance Benefits(1)(7) (i.e., Involuntary Termination Not Related to a Change of Control or Occurring More Than 12 Months After a Change of Control )
Name	Salary(3) ($)	Short Term Incentive Plan(3) ($)	Healthcare(4) ($)	Option Acceleration(5) ($)	Restricted Shares Acceleration(6) ($)	Total ($)
Martin H. Singer (2)	470,000	493,500	17,975	—	289,800	1,271,275
John W. Schoen	260,000	—	8,491	—	178,085	446,576
Varda A. Goldman	110,000	—	3,938	—	110,498	224,437
Anthony Kobrinetz	240,000	—	3,604	—	106,085	349,689
Jeffrey A. Miller	270,000	—	11,983	—	199,685	481,668

(1)	The amounts set forth in the table above assume that termination of the NEO’s employment occurred unrelated to, or more than 12 months after, a Change of Control as a result of (i) Involuntary Termination other than for “Cause, Death or Disability” or (ii) “Voluntary Termination for Good Reason.” If an NEO’s employment (other than the CEO’s employment) were terminated for reasons other than the foregoing, such NEO would not be entitled to receive any severance or benefit. The material terms of the severance benefits set forth in the agreements that the Company has with each NEO are described in greater detail under “Compensation Discussion and Analysis–Change of Control and Severance Arrangements” above. The benefits listed in the table above are subject to certain non-competition and non-solicitation agreements for a period of twelve months after the date of termination.
(2)	If the CEO’s employment were terminated for cause, he would not be entitled to receive any severance or benefit. If the CEO’s employment were terminated as a result of death or disability which occurred unrelated to, or more than 12 months after, a Change of Control, he would be entitled to the amounts set forth in this table.
(3)	The amount set forth as salary represents 12 months of annual base salary (or in the case of Mrs. Goldman, 6 months of annual base salary), paid on a continuing basis in accordance with normal payroll procedures. In addition, Mr. Singer is entitled to payment of 100% of his maximum potential incentive award under the 2012 STIP.
(4)	The amount set forth for healthcare represents the current Company contribution rate of 80% paid by the Company for healthcare coverage for up to 12 months (or in the case of Mrs. Goldman, 6 months, and in case of Mr. Singer for up to 18 months.)
(5)	Options partially accelerate as if the NEO had continued to be employed for 12 months (or in the case of Mrs. Goldman, 6 months). At December 31, 2012, none of the options with shares subject to vesting acceleration had an exercise price per share less than $7.20, the closing price of PCTEL common stock on such date.
(6)	Except in the event of a termination for cause, service-based restricted shares partially accelerate as if the NEO had continued to be employed for 12 months (or in the case of Mrs. Goldman, 6 months), and with respect to the CEO, his performance-based restricted shares accelerate in the amount targeted for vesting in the performance year. The value represents the number of shares accelerated (assuming vesting through December 31, 2012) multiplied by $7.20, the closing price of PCTEL common stock as of December 31, 2012.
(7)	We have calculated the impact of Section 280G of the Code as applied to payments made in connection with a Change of Control (“parachute” payments). No excise tax under Sections 280G and 4999 of the Code applies. The assumptions used to determine whether an excise tax was required were based on a Change of Control date of December 31, 2012. All equity which was assumed accelerated in such calculation was valued at $7.20 per share.

Potential Payments Upon Change of Control as of December 31, 2012

The following table estimates amounts payable to the NEOs as if a Change of Control had occurred on December 31, 2012:

Change Of Control Benefits(1)(7) (i.e., Involuntary Termination Within 12 Months of a Change of Control )
Salary(2) ($)	Short Term Incentive Plan(3) ($)	Healthcare(4) ($)	Option Acceleration(5) ($)	Restricted Shares Acceleration(6) ($)	Total ($)
940,000	74,025	11,983	—	804,017	1,830,025
390,000	33,150	8,481	—	441,792	873,423
330,000	19,500	7,877	—	274,514	631,891
360,000	30,600	3,604	—	369,792	763,996
405,000	40,500	11,983	—	474,192	931,675

(1)	The amounts set forth in the above table assume that termination of the NEO’s employment occurred within 12 months of a Change of Control of the Company for one of the reasons listed in footnote (1) or (2) to the table captioned “Potential Payments Upon Termination as of December 31, 2012-Severance Benefits.” If a NEO’s employment were terminated for reasons other than the foregoing, such NEO would not be entitled to receive payments under any severance arrangements with the Company. The material terms of the severance and Change of Control benefits set forth in the agreements that the Company has entered into with each of the NEOs are described in greater detail under “Compensation Discussion Analysis-Change of Control and Severance Arrangements” above. The benefits listed in the table above are subject to certain non-competition and non-solicitation agreements for a period of 12 months.
(2)	Salary represents 150% of annual salary and is paid in a lump sum after both (i) the completion of a Change in Control and (ii) Involuntary Termination of employment. The amount set forth as salary for Mr. Singer represents 200% of his annual salary and is paid in a lump sum based on the same criteria as stated above. See “Compensation Discussion and Analysis-Change in Control and Severance Arrangements” above. The management retention agreements with the NEOs were restated in April 2013 to increase the amount of salary received by the NEO and omit all incentive awards upon an involuntary termination within 12 months of a Change of Control. After giving effect to the restatement, each NEO (except the CEO) will receive 200% of annual salary and the CEO will receive 275% of his annual salary, in each case paid in a lump sum after both (i) the completion of a Change of Control and (ii) Involuntary Termination of employment.
(3)	The amount set forth represents the target potential incentive award under the Short-Term Incentive Plan as if the NEO continued as an employee for the entire fiscal year. The actual amount of the bonus would have varied depending on the specific date of the Change in Control relative to the performance period and the employment termination date. As set forth in footnote (2) above, the management retention agreements were restated in April 2013 to omit any incentive awards upon an involuntary termination within 12 months of a Change of Control.
(4)	The amount set forth for healthcare represents the current contribution rate paid by the Company for healthcare coverage for up to 12 months.
(5)	Under the terms of the management retention agreement providing the Change of Control benefits, all then unvested stock options accelerate. At December 31, 2012, none of the options with shares subject to vesting acceleration had an exercise price per share less than $7.20, the closing price of PCTEL common stock on such date.
(6)	Under the terms of the management retention agreements providing for Change of Control benefits, all then unvested service-based restricted shares vest upon the occurrence of an Involuntary Termination within 12 months of a Change of Control. Performance-based restricted shares automatically convert into service-based restricted shares with no performance contingencies, but the vesting requirements (as stated in the applicable management retention agreement) will continue to pertain to the restricted shares; however, in the event of an Involuntary Termination within 12 months of a Change of Control, the restricted shares will immediately vest. The value represents the number of shares that will vest multiplied by $7.20, the closing price of PCTEL common stock on December 31, 2012.
(7)	We have calculated the impact of Section 280G of the Code as applied to payments made in connection with a Change of Control (“parachute” payments). No excise tax under Section 280G and 4999 of the Code applies. The assumption used to determine whether an excise tax was required was based on a Change of Control date of December 31, 2012. All equity which was assumed accelerated in such calculation was valued at $7.20 per share.

Equity Compensation Plan Information

The following table provides information as of December 31, 2012 about PCTEL common stock that may be issued upon the exercise of options and rights under all of the former and existing equity compensation plans, including the 1997 Stock Plan, 1998 Director Stock Option Plan, 1998 Employee Stock Purchase Plan and the 2001 Stock Plan:

Plan Category	Securities to be Issued Upon Exercise of Outstanding Options Warrants and Rights (#)		Weighted-Average Exercise Price of Outstanding Options Warrants and Rights ($)		Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column) (#)
Equity compensation plans approved by stockholders(1)	1,002,243	(3)	$9.38	(3)	2,760,226
Equity compensation plans not approved by stockholders(2)	179,739		$8.51		—

Total	1,181,982		$9.24		2,760,226

(1)	The 1997 Stock Plan, 1998 Director Stock Option Plan and 1998 Employee Stock Purchase Plan were approved by stockholders. The stockholders also approved the amendment and restatement of the 1997 Stock Plan at the 2010 annual meeting, which replaced the prior 1997 Stock Plan and the 1998 Director Stock Option Plan. No further awards will be made under the 1998 Director Stock Option Plan, but it will continue to govern awards previously granted thereunder.

(2)	This plan is the 2001 Stock Plan which terminated in August 2011.

(3)	We are unable to ascertain with specificity the number of securities to be issued upon exercise of outstanding rights under the 1998 Employee Stock Purchase Plan or the weighted average exercise price of outstanding rights under the 1998 Employee Stock Purchase Plan. The 1998 Employee Stock Purchase Plan provides that shares of PCTEL common stock may be purchased at a per share price equal to 85% of the fair market value of PCTEL common stock at the beginning of the offering period or a purchase date applicable to such offering period, whichever is lower.

2001 Stock Plan

In August 2001, the Board of Directors approved the 2001 Stock Plan which terminated in August 2011. Following the June 15, 2010 approval by the stockholders of the amendment and restatement of the 1997 Stock Plan that (i) increased the number of shares available for grant and (ii) made certain other changes to the 1997 Stock Plan, no additional grants could be or were made under the 2001 Stock Plan.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Since January 1, 2012, the Company has not entered into any transaction, and is not aware of any currently proposed transaction, in which the amount involved exceeds $120,000, and in which any director, NEO, nominee for election as a director, holder of more than 5% of PCTEL common stock, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

Policy Regarding Related Party Transactions

The Company’s Audit Committee adopted a written policy which governs the review and approval of related party transactions in which (i) the aggregate amount of such transaction involves $120,000 or more, (ii) the Company is a party, and (iii) any related person is a party. Related persons include directors, NEO, stockholders holding in excess of 5% of PCTEL common stock, or such individuals’ immediate family members. Under the policy, all proposed related party transactions involving one or more of the Company’s non-officer employees must be reviewed and approved by the Audit Committee, and all proposed related party transactions involving one or more of the related persons listed above must be reviewed and approved by the Board of Directors. If a proposed related party transaction involves a member of the Board of Directors, such related party transaction must be reviewed and approved by all disinterested members of the Board of Directors.

We properly and accurately report all material related party transactions in accordance with applicable accounting rules, federal securities law, SEC rules and regulations and securities market rules. In determining the materiality of related party transactions, the Audit Committee or Board of Directors primarily considers the significance of the information regarding such related party transactions to the stockholders. All related party transactions involving one of the related persons listed above are presumed material, unless:

•	the aggregate amount does not exceed $120,000;

•	the rates or charges are determined by competitive bids;

•	the transaction involves the rendering of services as a common or contract carrier or a public utility at rates fixed in conformity with law or governmental authority;

•	the transaction involves services as a bank depository of funds, transfer agent, registrar, trustee under a trust indenture, or similar services;

•

the transaction involves indebtedness resulting solely from ordinary business and expense payments, purchase of goods and/or services subject to usual trade terms, and other transactions in the ordinary course of business; or

•	the interest of the related person in the transaction arises solely from such person’s

-	ownership of PCTEL common stock, if all stockholders received the same benefit on a pro rata basis;

-	position as a director of another corporation or organization that is a party to the transaction;

-	ownership of another entity which is a party to the transaction, if all related persons, in the aggregate, own less than 10% of the entity; or

-	position as a limited partner in a partnership that is a party to the transaction, if such related person (i) is not a general partner of the partnership, (ii) together with all other related persons owns less than 10% of such partnership in the aggregate, and (iii) does not hold any other position in such partnership.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC and the National Association of Securities Dealers, Inc. Officers, directors, and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on the Company’s review of the copies of such forms received from, or written representations from, such reporting persons, except as noted below, the Company believes that during fiscal year 2012 all of the Company’s officers, directors and greater than 10% stockholders complied with all applicable filing requirements.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Notwithstanding any statement to the contrary in any of our previous or future filings with the SEC, this report of the Audit Committee of the Board of Directors shall not be deemed “filed” with the SEC or “soliciting material” under the Exchange Act, and shall not be incorporated by reference into any such filings.

The Audit Committee of our Board of Directors currently consists of Mr. Thomsen, Mr. Marini and Mr. Levy, each of whom meets the NASDAQ independence and experience requirements. The Audit Committee operates under a written charter. Upon the recommendation of the Audit Committee, the Board of Directors adopted the original charter for the Audit Committee in August 1999, and last amended the charter for the Audit Committee on September 21, 2010. A current version of the Audit Committee charter is available on our website located at www.pctel.com under the “About Us” menu in the “Corporate Governance” section under the caption “Essential Governance Documents.

The Audit Committee reviews the procedures of management for the design, implementation and maintenance of a comprehensive system of disclosure controls and procedures focused on the accuracy of our financial statements and the integrity of our financial reporting systems and disclosures contained in our periodic reports. As part of this review, the Audit Committee discusses with management and our independent auditors their evaluation of the effectiveness of our internal control over financial reporting, including improvements to our internal control that may be warranted. The Audit Committee provides our Board of Directors with the results of the Committee’s examinations and recommendations and reports to the Board of Directors as the Committee may deem necessary to make the Board of Directors aware of significant financial matters that require the Board of Directors’ attention.

The Audit Committee does not conduct auditing reviews or audit procedures. The Audit Committee relies on management’s representation that our financial statements have been prepared accurately and in conformity with United States generally accepted accounting principles and on the representations of the independent auditors included in their report on our financial statements and on the effectiveness of our internal control over financial reporting. The Audit Committee has also adopted a written policy that is intended to encourage our employees to bring to the attention of management and Audit Committee any complaints regarding the integrity of our internal financial controls or the accuracy or completeness of financial or other information related to our financial statements.

The Audit Committee reviews reports and provides guidance to our independent registered public accounting firm with respect to their annual audit and approves in advance all audit and non-audit services provided by our independent registered public accounting firm in accordance with applicable regulatory requirements. The Audit Committee also considers, in advance of the provision of any non-audit services by our independent registered public accounting firm, whether the provision of such services is compatible with maintaining the independence of the external auditors.

In accordance with its responsibilities, the Audit Committee has reviewed and discussed with management the audited financial statements for the year ended December 31, 2012 and the process designed to achieve compliance with Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee has also discussed with Grant Thornton LLP the matters required to be discussed by SAS No. 61, Communication with Audit Committees. The Audit Committee has received the written disclosures and the letter from Grant Thornton LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with Grant Thornton LLP its independence.

Based on these reviews and discussions, the Audit Committee recommended to our Board of Directors that our audited financial statements for the year ended December 31, 2012 be included in our Annual Report on Form 10-K.

Respectfully submitted by:

THE AUDIT COMMITTEE

CARL A. THOMSEN (Chair)

STEVEN D. LEVY

GIACOMO MARINI

OTHER MATTERS

We know of no further matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend.

THE BOARD OF DIRECTORS

Dated: April 30, 2013

PCTEL, INC. 471 BRIGHTON DRIVE BLOOMINGDALE, IL 60108

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M59947-P39305                         KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PCTEL, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors	☐	☐	☐
Nominees:
01) Carl A. Thomsen
02) Carolyn Dolezal

The Board of Directors recommends you vote FOR the following proposals:							For	Against	Abstain
2.	Advisory vote to approve the Company’s named executive officer compensation.						☐	☐	☐
3.	The ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013.						☐	☐	☐
Note: Such other business as may properly come before the meeting.

		Yes	No
Please indicate if you plan to attend this meeting.		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on June 12, 2013: The Proxy Statement and Annual Report to Stockholders for the fiscal year ended December 31, 2012 are available electronically free of charge at http://www.proxyvote.com

M59948-P39305

PCTEL, INC.

Annual Meeting of Stockholders

June 12, 2013 at 4:00 PM

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Martin H. Singer and John W. Schoen, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of PCTEL, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 4:00 PM, CDT on June 12, 2013, at the PCTEL office located at 471 Brighton Drive, Bloomingdale, IL 60108, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side